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Filed Pursuant to Rule 424B5
Registration No. 333-068493

PROSPECTUS SUPPLEMENT (To Prospectus dated December 3, 2003)

5,600,000 Shares

7.625% Series C Cumulative Redeemable Preferred Stock
(Liquidation preference $25.00 per share)

           SL Green Realty Corp. is offering and selling 5,600,000 shares of its 7.625% Series C cumulative redeemable preferred stock.

           Dividends on the 7.625% Series C preferred stock will be cumulative from December 12, 2003, and will be payable quarterly on the fifteenth day of April, July, October and January of each year, commencing April 15, 2004. The dividend rate is 7.625% per annum, which is equivalent to $1.90625 per annum per share of Series C preferred stock.

           The liquidation preference of each share of Series C preferred stock is $25.00.

           On or after December 12, 2008, we have the option to redeem all or a portion of the 7.625% Series C preferred stock at $25.00 per share, plus accrued and unpaid dividends. We may also redeem Series C preferred stock if necessary to preserve our status as a real estate investment trust.

           The Series C preferred stock has no stated maturity, is not subject to any sinking fund, is not convertible into any other securities and will remain outstanding indefinitely unless redeemed at our option.

           Holders of shares of Series C preferred stock will generally have no voting rights, except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other events.

           The shares of Series C preferred stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of Series C Preferred Stock—Restrictions on Ownership and Transfer."

           There is currently no public market for the Series C preferred stock. We have applied to list the Series C preferred stock on the New York Stock Exchange under the symbol "SLGPrC." If this application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the initial issuance of the Series C preferred stock.

           See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus to read about factors you should consider before buying shares of Series C preferred stock.

	Per Share	Total
Initial price to public(1)	$25.0000	$140,000,000
Underwriting discount	$0.7875	$4,410,000
Proceeds, before expenses, to SL Green	$24.2125	$135,590,000

(1)
Plus accrued dividends, if any, from the original date of issuance.

           Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

           We have granted the underwriters an option to purchase a maximum of 840,000 additional shares of the Series C preferred stock to cover over-allotments, exercisable at any time until 30 days after the date of this prospectus supplement. If the underwriters exercise their option in full, the aggregate proceeds to us will be $155,928,500 excluding transaction costs payable by us.

           The underwriters expect to deliver the shares in book-entry form through The Depository Trust Company on or about December 12, 2003.

Wachovia Securities
A.G. Edwards & Sons, Inc.
Deutsche Bank Securities
Legg Mason Wood Walker
Incorporated
Lehman Brothers
McDonald Investments Inc.
Raymond James

The date of this prospectus supplement is December 3, 2003.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

          This document and the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward-looking statements by the use of forward-looking expressions such as "may," "will," "should," "expect," "believe," "anticipate," "estimate," "intend," "project," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include those listed under the section titled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and include, among others, the following:

  •
  general economic or business conditions, either nationally or in New York City, being less favorable than expected;

  •
  reduced demand for office space;

  •
  risks of real estate acquisitions;

  •
  availability and creditworthiness of prospective tenants;

  •
  adverse changes in the real estate markets, including decreasing rental revenue and increased insurance costs;

  •
  availability of capital (debt and equity);

  •
  unanticipated increases in financing and other costs, including a rise in interest rates;

  •
  market interest rates could adversely affect the market price for our common stock, as well as our performance and cash flow;

  •
  our ability to satisfy complex rules in order for us to qualify as a real estate investment trust, for federal income tax purposes, our operating partnership's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as real estate investment trusts and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

  •
  competition with other companies;

  •
  the continuing impact of the September 11, 2001 terrorist attacks on the national, regional and local economies including, in particular, the New York City area and our tenants;

  •
  legislative or regulatory changes adversely affecting real estate investment trusts and the real estate business; and

  •
  environmental and/or safety requirements.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

ii

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that you should consider before investing in our Series C preferred stock. You should read the entire prospectus supplement and accompanying prospectus carefully, especially the sections titled "Risk Factors" beginning on page S-6 of this prospectus supplement and beginning on page 2 of the accompanying prospectus. Unless otherwise indicated, information in this prospectus supplement is provided assuming that all property and financial information is presented as of September 30, 2003. Unless the context requires otherwise, all references to "we," "our" and "us" in this prospectus means SL Green Realty Corp. and all entities owned or controlled by SL Green Realty Corp., including our operating partnership or, as the context may require, SL Green Realty Corp. only.

SL Green Realty Corp.

          We are a self-managed real estate investment trust, or a REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We are the only such REIT to own, manage, lease, acquire and reposition office properties exclusively located in Manhattan. We own all of our assets and conduct substantially all of our business through our operating partnership, SL Green Operating Partnership, L.P. We are the managing general partner of our operating partnership and as of September 30, 2003, we owned 94.0% of the outstanding partnership interests in our operating partnership.

          Our office properties generally are more than 25 years old, in good physical condition, enjoy widespread acceptance by high-quality tenants and are situated in desirable locations in Manhattan.

          Our management team has developed a comprehensive knowledge of the Manhattan office market, an extensive network of tenant and other business relationships and experience in acquiring underperforming office properties and repositioning them into profitable properties through intensive full-service management and leasing efforts.

          We were incorporated in the State of Maryland on June 10, 1997. Our executive offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number is (212) 594-2700. We maintain a website at www.slgreen.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement.

Recent Developments

  220 East 42nd Street Mortgage Financing

          We intend to complete a $210.0 million mortgage refinancing of the property located at 220 East 42nd Street, known as The News Building. The News Building is a 1.1 million square foot office property located in the Grand Central and United Nations marketplace. The mortgage is expected to bear interest at a blended rate of 5.24% per annum with a term of approximately ten years. We expect that the refinancing, which is subject to customary closing conditions, will be completed during the fourth quarter of 2003.

  Agreement to sell 321 West 44th Street

          On October 21, 2003, our joint venture with Morgan Stanley Real Estate Fund III, L.P., or MSREF, entered into an agreement to sell 321 West 44th Street to Thor Equities LLC for $35.0 million. 321 West 44th Street is a 10 story office building located mid-block between Eighth and Ninth Avenues on 44th Street. We purchased 321 West 44th Street in March 1998 for $17.0 million. In May 2000, we contributed the property into a joint venture with MSREF and retained a 35% ownership interest. We expect that the sale, which is subject to customary closing conditions, will be completed during the fourth quarter of 2003.

  Acquisition of 461 Fifth Avenue

          On October 1, 2003, we acquired the long-term leasehold interest in 461 Fifth Avenue for $60.9 million. 461 Fifth Avenue is an approximately 200,000 square foot office building located on Fifth Avenue between 40th and 41st Streets. The leasehold acquisition was funded, in part, with the proceeds from the sale of 1370 Broadway, which closed on July 31, 2003. As a 1031 tax-free exchange, the transaction enabled us to defer gains from the sale of 1370 Broadway and from the sale of 17 Battery Place South, which gains were initially re-invested in 1370 Broadway. The balance of the acquisition was funded using our unsecured revolving credit facility.

  Forward Swap

          In October 2003, we entered into a $35.0 million five-year forward serial swap. In connection with this swap, we intend to draw the remaining $35.0 million from our $200.0 million unsecured term loan in December 2003. The all-in borrowing rate, including the forward swap, has a one-year rate of 2.95% that increases to 5.61% in December 2004 through June 2008.

  555 West 57th Street Mortgage Financing

          555 West 57th Street is currently encumbered by a mortgage in the initial principal amount of $70 million. This mortgage loan has a current outstanding balance of $67.6 million. There is also a hedge in place on account of this mortgage. We intend to refinance this mortgage and unencumber this property with a $67.6 million unsecured loan which will be guaranteed by both us and our operating partnership. The terms of this unsecured loan is expected to mirror the existing mortgage, except that if this unsecured loan is not repaid by May 1, 2004, the interest rate will increase by .25% and the covenants in our existing unsecured revolving credit facility will be incorporated into this unsecured loan. This unsecured loan will also be cross-defaulted with our unsecured revolving credit facility. Our obligations under the hedge will remain in effect against the unsecured loan and will no longer be secured by this property. There is no assurance that this refinancing will occur on these terms or at all.

  Restatement of Historical Financial Statements

          We filed a Current Report on Form 8-K on December 3, 2003 (the "Form 8-K") restating our historical financial statements in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). During 2003, we sold certain properties and in compliance with SFAS 144 have reported revenue, expenses and gain on sale from these properties as income from discontinued operations for each period presented in our quarterly reports filed since the date of the sales (including the comparable period of the prior year). The rules and regulations of the SEC applicable to us require that we reclassify the reported revenue, expenses and gain on sale from these properties as income from discontinued operations in our annual financial statements for each of the three years shown in our Annual Report on Form 10-K for the year ended December 31, 2002, if those financials are incorporated by reference in subsequent filings with the SEC under the Securities Act of 1933, as amended, even though those financial statements related to a period prior to the date of the respective sales.

  Acquisition and Structured Finance Opportunities

          We currently have several acquisition and structured finance opportunities in various stages of negotiation and due diligence. These opportunities include complete or partial interests in over $500 million of aggregate transaction value, and involve investments in office properties located primarily in midtown Manhattan. Although we continue to negotiate the terms of these significant investment opportunities, we have not reached binding agreement or understanding with respect to any of them. However, it is possible that we could reach agreement before the end of this year on one or more of such investments. In addition, we have issued a commitment in the amount of approximately $59.4 million for a mezzanine financing of a midtown Manhattan office property. With respect to these opportunities, there is no assurance that we will pursue or continue to pursue any of them or that any of them will be consummated.

This Offering

          The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C preferred stock, see "Description of the Series C Preferred Stock" in this prospectus supplement and "Description of Preferred Stock" in the accompanying prospectus.

Issuer	SL Green Realty Corp.
Securities Offered	5,600,000 shares of Series C preferred stock (6,440,000 shares if the underwriters' option to purchase additional shares is exercised in full).
Dividends
Investors will be entitled to receive cumulative cash dividends on the Series C preferred stock at a rate of 7.625% per year of the $25.00 liquidation preference (equivalent to $1.90625 per year per share). Beginning on April 15, 2004, dividends on the Series C preferred stock will be payable quarterly in arrears on the fifteenth day of each April, July, October and January or, if not a business day, the next succeeding business day. Dividends on the Series C preferred stock will be cumulative from the date of original issuance, which is expected to be December 12, 2003. The first dividend, which will be paid on April 15, 2004, will be for more than a full quarter and will reflect dividends accumulated from the date of original issuance through, and excluding, April 15, 2004. Dividends on the Series C preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series C preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances that we do not contemplate. See "Material Federal Income Tax Consequences."
Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series C preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other capital stock ranking junior to the Series C preferred stock as to liquidation rights. The rights of the holders of the Series C preferred stock to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our stock ranked on a parity with the Series C preferred stock.

Optional Redemption
We may not redeem the Series C preferred stock prior to December 12, 2008, except in certain limited circumstances relating to the preservation of our qualification as a REIT. On and after December 12, 2008, we may, at our option, redeem the Series C preferred stock, in whole or from time to time in part, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. Any partial redemption will be on a pro rata basis.
No Maturity
The Series C preferred stock has no maturity date and we are not required to redeem the Series C preferred stock. Accordingly, the Series C preferred stock will remain outstanding indefinitely, unless we decide to redeem it. We are not required to set aside funds to redeem the Series C preferred stock.
Ranking
The Series C preferred stock will rank senior to our common stock and on a parity with any other class or series of capital stock issued in the future, the terms of which specifically provide that such class or series ranks on a parity with the Series C preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.
Voting Rights
Holders of the Series C preferred stock will generally have no voting rights. However, if dividends on any outstanding shares of Series C preferred stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of the Series C preferred stock and the holders of all other shares of any class or series ranking on a parity with the Series C preferred stock which are entitled to similar voting rights (voting as a single class) will be entitled to elect two additional directors to our Board of Directors to serve until all unpaid dividends have been paid or declared and set apart for payment. In addition, we may not make certain material adverse changes to the terms of the Series C preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C preferred stock and the holders of all other shares of any class or series ranking on a parity with the Series C preferred stock which are entitled to similar voting rights (voting as a single class).
Restrictions on Ownership and Transfers
To maintain our qualification as a REIT for federal income tax purposes, no person or entity may own more than 9.0% of the aggregate value of all of our outstanding capital stock nor may any person acquire shares of Series C preferred stock such that he would own more than 20.0% of the aggregate value of all of our outstanding shares of Series C preferred stock. The transfer of our capital stock, which includes the Series C preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code. See "Description of Series C Preferred Stock—Restrictions on Ownership and Transfer."

Listing
We have applied to list the Series C preferred stock on the NYSE under the symbol "SLGPrC." If approved for listing, we expect that trading on the NYSE will commence within 30 days after the initial issuance of the Series C preferred stock.
Form	The Series C preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.
Conversion	The Series C preferred stock is not convertible into, or exchangeable for, any of our other property or securities.
Use of Proceeds
We will contribute the net proceeds from this offering to our operating partnership in exchange for units of limited partnership interest with economic terms substantially identical to those of the Series C preferred stock. Our operating partnership intends to use the net proceeds from this offering to repay certain amounts outstanding under our secured and unsecured revolving credit facilities. In addition, we may use a portion of the proceeds to fund acquisitions, structured finance investments and for other working capital purposes. See "Use of Proceeds."
Risk Factors
An investment in the Series C preferred stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled "Risk Factors" beginning on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus before making a decision to invest in the Series C preferred stock.

RISK FACTORS

          In addition to the risks relating to our business, which are included in the accompanying prospectus, you should carefully consider the following material risk factors before making an investment in the Series C preferred stock.

The Series C preferred stock is a new issue of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

          The shares of Series C preferred stock are a new issue of securities with no established trading market. We have applied to list the Series C preferred stock on the NYSE. However, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series C preferred stock will be limited. The trading price of the shares would depend on many factors, including:

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, performance and prospects.

          We have been advised by the underwriters that they intend to make a market in the shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

Since we conduct substantially all of our operations through our operating partnership, our ability to pay dividends on the Series C preferred stock depends on the distributions we receive from our operating partnership.

          We intend to contribute the entire net proceeds from this offering to our operating partnership in exchange for limited partnership interests that have substantially the same economic terms as the Series C preferred stock. Because we conduct substantially all of our operations through our operating partnership, our ability to pay dividends on the Series C preferred stock will depend almost entirely on payments and distributions we receive on our interests in our operating partnership. Additionally, the terms of some of the debt to which our operating partnership is a party limit its ability to make some types of payments and other distributions to us. This in turn limits our ability to make some types of payments, including payment of dividends on the Series C preferred stock, unless we meet certain financial tests or such payments or dividends are required to maintain our qualification as a REIT or to avoid the imposition of any federal income or excise tax on undistributed income. As a result, if our operating partnership fails to pay distributions to us, we may not be able to pay dividends on the Series C preferred stock for one or more dividend periods.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2003 on a historical basis and on an as adjusted basis to reflect the sale of 5,600,000 shares of our Series C preferred stock and the application of the net proceeds of this offering as set forth under "Use of Proceeds." The information set forth in the following table should be read in conjunction with the consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003.

	As of September 30, 2003
	Historical	As Adjusted
	(Unaudited and in thousands)
Mortgage debt	$532,426	$532,426
Revolving credit facilities	95,000	—
Unsecured term loan	165,000	165,000
Minority interest in operating partnership	53,947	53,947
Stockholders' equity:
7.625% Series C Cumulative Redeemable Preferred Stock, $.01 par value; no shares issued and outstanding on a historical basis; 5,600 shares issued and outstanding on an as adjusted basis(1)	—	140,000
Common Stock, $.01 par value; 100,000 shares authorized; 35,876 issued and outstanding on a historical and as adjusted basis(2)	358	358
Additional paid-in capital	722,565	722,565
Deferred compensation plans	(9,062)	(9,062)
Accumulated other comprehensive loss	(5,382)	(5,382)
Retained earnings	75,405	75,405

Total stockholders' equity	$783,884	$923,884

Total capitalization	$1,630,257	$1,675,257

(1)
Does not include up to 840 shares of Series C preferred stock that may be issuable upon exercise of the underwriters' option to purchase additional shares.

(2)
Does not include (i) approximately 2,306 shares of our common stock that may be issued upon the redemption of outstanding units of limited partnership of our operating partnership, (ii) approximately 2,986 shares of our common stock that we may issue pursuant to options granted under our stock option plan, and (iii) approximately 2,180 shares of our common stock that we may issue pursuant to options that we may grant under our stock option plan.

USE OF PROCEEDS

          We expect that the net proceeds from this offering will be approximately $135.2 million after deducting underwriting discounts and commissions and our expenses (or approximately $155.5 million if the underwriters exercise their option to purchase additional shares in full). We will contribute the net proceeds from this offering to our operating partnership in exchange for units of limited partnership interest in our operating partnership that have substantially identical economic terms as the Series C preferred stock. Our operating partnership intends to use the net proceeds from this offering to repay certain amounts outstanding under our secured and unsecured revolving credit facilities. In addition, we may use a portion of the proceeds to fund acquisitions, structured finance investments and for other working capital purposes. As of November 30, 2003, our secured credit facility had an aggregate of approximately $14.0 million outstanding at a weighted average interest rate of 2.79% and our unsecured credit facility had an aggregate of approximately $91.0 million outstanding at a weighted average interest rate of 2.82%. Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a lender in each of our revolving credit facilities and certain other underwriters participating in the offering are lenders in one or more of our revolving credit facilities.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

          Our ratios of earnings to combined fixed charges and preferred stock dividends are as follows:

			Year Ended December 31,
	Nine Months Ended September 30, 2003
			2002		2001		2000		1999		1998
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	2.15	x	2.12	x	1.96	x	1.97	x	1.68	x	1.81	x

(1)
We filed a Current Report on Form 8-K on December 3, 2003 (the "Form 8-K") restating our historical financial statements in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). During 2003, we sold certain properties and in compliance with SFAS 144 have reported revenue, expenses and gain on sale from these properties as income from discontinued operations for each period presented in our quarterly reports filed since the date of the sales (including the comparable period of the prior year). The rules and regulations of the SEC applicable to us require that we reclassify the reported revenue, expenses and gain on sale from these properties as income from discontinued operations in our annual financial statements for each of the three years shown in our Annual Report on Form 10-K for the year ended December 31, 2002, if those financials are incorporated by reference in subsequent filings with the SEC under the Securities Act of 1933, as amended, even though those financial statements related to a period prior to the date of the respective sales. The ratios in the above table reflect the restatement of our historical financials that will be included in the Form 8-K.

          The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, our (x) earnings consist of income or loss from continuing operations plus distributions from unconsolidated joint ventures, and exclude gains or losses from sale of property, cumulative effect of changes in accounting principles plus fixed charges and (y) fixed charges consist of interest expense including the amortization of debt issuance costs, rental expense deemed to represent interest expense and preferred dividends paid on our 8.0% Series A convertible, cumulative preferred stock. We converted our 8.0% Series A convertible, cumulative preferred stock on September 30, 2003.

BUSINESS

General

          SL Green is a self-managed REIT with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We were formed in June 1997 for the purpose of continuing the commercial real estate business of SL Green Properties, Inc., our predecessor entity. SL Green Properties, Inc., which was founded in 1980 by Stephen L. Green, our chairman and chief executive officer, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan. From 1980 to 1997, SL Green Properties had been involved in the acquisition of an aggregate of 31 office properties in Manhattan containing approximately four million square feet and the management of an aggregate of 50 office properties in Manhattan containing approximately 10.5 million square feet.

          As of September 30, 2003, our portfolio, which included interests in 25 properties aggregating 12.61 million square feet, consisted of 19 wholly-owned and six partially-owned commercial properties encompassing approximately 7.97 million and 4.64 million rentable square feet, respectively, located primarily in midtown Manhattan. We self-manage all of our wholly-owned and partially owned properties. Our wholly-owned interests in these properties represent fee ownership (14 properties), including ownership in condominium units, leasehold ownership (three properties) and operating sublease ownership (two properties). Pursuant to the operating sublease arrangements, we, as tenant under the operating sublease, perform the functions traditionally performed by landlords with respect to subtenants. We are responsible for not only collecting rent from subtenants, but also maintaining the property and paying expenses relating to the property. As of September 30, 2003, the weighted average occupancy (total occupied square feet divided by total available square feet) of our wholly-owned properties was 97.3%. Our six partially-owned properties, which we own through unconsolidated joint ventures, were 92.6% occupied as of September 30, 2003. In addition, we manage three office properties owned by third-parties and affiliated companies encompassing approximately 1.0 million rentable square feet.

          Our corporate offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. Our corporate staff consists of 124 persons, including 96 professionals experienced in all aspects of commercial real estate. We can be contacted at (212) 594-2700. We maintain a website at www.slgreen.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement.

Business and Growth Strategies

          Our primary business objective is to maximize total return to shareholders through growth in funds from operations and appreciation in the value of our assets. We seek to achieve this objective by assembling a compelling portfolio of Manhattan office properties by capitalizing on current opportunities in the Manhattan office market through (i) property acquisitions (including through joint ventures), (ii) property repositioning, (iii) property dispositions, (iv) integrated leasing and property management and (v) structured finance investments. Generally, we are focused on properties that are within a ten minute walk of midtown Manhattan's primary commuter stations, which we believe is a competitive advantage throughout the business cycle.

  Property Acquisitions

          We acquire properties for long-term appreciation and earnings growth (core assets) or for shorter term holding periods where we attempt to create significant increases in value which, when sold, result in capital gains that increase our investment capital base (non-core assets). In acquiring properties directly or through joint ventures with the highest quality institutional investors, we believe that we have the following advantages over our competitors: (i) senior management's average of 20 years of experience as a full service, fully integrated real estate company focused on the office market in Manhattan, (ii) enhanced access to capital as a public company (as compared to the generally fragmented institutional or venture-oriented sources of capital available to private companies), and (iii) the ability to offer tax-advantaged structures to sellers through the exchange of ownership interests.

  Property Repositioning

          We believe that there are properties that may be acquired which could greatly benefit from management's experience in enhancing property cash flow and value by renovating and repositioning properties to be among the most attractive in their submarkets. Many office buildings are located in or near submarkets which are undergoing major reinvestment and where the properties have relatively low vacancy rates compared to other submarkets. Featuring unique architectural design, large floor plates or other amenities and functionally appealing characteristics, reinvestment in these properties provides us an opportunity to meet market needs and generate favorable returns.

  Property Dispositions

          We continuously evaluate our properties to identify which are most suitable to meet our long-term earnings growth objectives and contribute to increasing portfolio value. Properties such as smaller side-street properties, properties located downtown or properties that simply no longer meet our earnings objectives are identified as non-core holdings, and are targeted for sale to create investment capital. We believe that we will be able to redeploy the capital generated from the disposition of non-core holdings into property acquisitions or investments in high-yield structured finance investments which will provide enhanced future capital gain and earnings growth opportunities.

  Leasing and Property Management

          We seek to capitalize on management's extensive knowledge of the Manhattan marketplace and the needs of the tenants therein by continuing a proactive approach to leasing and management, which includes (i) the use of in-depth market research, (ii) the utilization of an extensive network of third-party brokers, (iii) comprehensive building management analysis and planning and (iv) a commitment to tenant satisfaction by providing high quality tenant services at affordable rental rates. We believe this proactive approach to leasing and management has contributed to average occupancy rates in our portfolio exceeding the market average.

  Structured Finance

          We also seek to invest in high-yield structured finance investments. These investments provide high current returns and a potential for future capital gains. These investments may also serve as a potential source of real estate transactions for us. These investments include both floating rate and fixed rate investments. Our floating rate investments serve as a natural hedge for our unhedged floating rate debt. We intend to invest up to 10% of our total market capitalization in structured finance investments. Structured finance investments include first mortgages, mortgage participations, subordinate loans and preferred equity investments.

Our Portfolio

          The following table, which does not give effect to the recently completed acquisition of 461 Fifth Avenue, or any other events or developments that are described under the section titled "Prospectus Supplement Summary—Recent Developments," sets forth certain information with respect to each of the Manhattan properties in our portfolio as of September 30, 2003:

							Percentage of Annualized Rent
Properties	Submarket	Ownership	Rentable Square Feet	Percentage of Total Portfolio Square Feet	Occupancy Sep-03	Annualized Rent(1)	For Wholly- Owned Properties	All Properties	Total Tenants
WHOLLY-OWNED PROPERTIES "Same Store"(2)
1140 Avenue of the Americas	Rockefeller Center	Leasehold Interest	191,000	2%	96.0%	$7,789,380	3%	2%	24
110 East 42nd Street	Grand Central	Fee Interest	181,000	1	91.8	6,038,508	2	2	25
1372 Broadway	Times Square South	Fee Interest	508,000	4	99.6	15,386,496	6	4	28
1414 Avenue of the Americas	Rockefeller Center	Fee Interest	111,000	1	94.3	4,440,888	2	1	22
1466 Broadway	Times Square	Fee Interest	289,000	2	91.3	10,486,260	4	3	96
17 Battery Place—North	World Trade/ Battery	Fee Interest	419,000	3	100.0	9,463,248	4	3	7
286 Madison Avenue	Grand Central South	Fee Interest	112,000	1	89.7	3,449,004	1	1	37
290 Madison Avenue	Grand Central South	Fee Interest	37,000	0	100.0	1,404,552	1	0	4
292 Madison Avenue	Grand Central South	Fee Interest	187,000	1	93.0	6,564,660	3	2	18
317 Madison Avenue	Grand Central	Fee Interest	450,000	4	94.9	14,250,384	5	4	101
420 Lexington Ave (Graybar)(3)	Grand Central North	Operating Sublease	1,188,000	9	97.5	49,902,084	19	14	258
440 Ninth Avenue	Times Square South	Fee Interest	339,000	3	100.0	10,039,752	4	3	14
470 Park Avenue South(4)	Park Avenue South/Flatiron	Fee Interest	260,000	2	94.7	7,633,200	3	2	23
555 West 57th(5)	Midtown West	Fee Interest	941,000	7	99.9	22,176,192	9	6	20
673 First Avenue(5)	Grand Central South	Leasehold Interest	422,000	3	99.8	13,870,188	5	4	15
70 West 36th Street	Times Square South	Fee Interest	151,000	1	96.8	4,021,584	2	1	31
711 Third Avenue(5)	Grand Central North	Operating Sublease	524,000	4	99.8	20,751,828	8	6	19

Subtotal/Weighted Average			6,310,000	50%	97.5%	$207,668,208	80%	60%	742
Adjustments
125 Broad Street	Downtown	Leasehold Interest	525,000	4%	100.0%	$16,356,240	6%	4%	5
220 East 42nd Street	Grand Central East	Fee Interest	1,135,000	9	94.5	35,450,076	14	10	42

Subtotal/Weighted Average			1,660,000	13%	96.2%	$51,806,316	20%	14%	47
Total/Weighted Average Wholly-Owned Properties			7,970,000	63%	97.3%	$259,474,524	100%	74%	789
JOINT VENTURE PROPERTIES Unconsolidated (Percentage owned by SL Green)
180 Madison Avenue—50%	Grand Central South	Fee Interest	265,000	2%	87.0%	$7,605,108	—	1%	50
1 Park Avenue(6)—55%	Grand Central South	Various Interests	913,000	7	86.0	30,929,316	—	6	17
1250 Broadway(5)—55%	Penn Station	Fee Interest	670,000	5	91.8	20,145,456	—	3	28
100 Park Avenue—50%	Grand Central South	Fee Interest	834,000	7	95.8	31,218,720	—	5	35
1515 Broadway(5)—55%	Times Square	Fee Interest	1,750,000	14	95.8	63,748,884	—	10	15
321 West 44th Street—35%	Times Square	Fee Interest	203,000	2	90.6	4,991,578	—	1	27

Subtotal/Weighted Average			4,635,000	37%	92.6%	$158,639,062		26%	172
Grand Total/Weighted Average			12,605,000	100%	95.5%	$418,113,586			961
Grand Total—Our share of Annualized Rent						$343,747,677		100%

(1)
Annualized Rent represents the monthly contractual rent under existing leases as of September 30, 2003 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for the three months ending December 31, 2003 for leases in effect as of September 30, 2003 are approximately $1,028,000 for our wholly-owned properties and $907,500 for the joint venture properties.

(2)
Represents properties held by us on January 1, 2002 and still held by us on September 30, 2003.

(3)
We hold an operating sublease interest in the land and improvements.

(4)
470 Park Avenue South is comprised of two buildings, 468 Park Avenue South (a 17-story office building) and 470 Park Avenue South (a 12-story office building).

(5)
Includes a parking garage owned by us (in the case of wholly-owned properties) or by the relevant joint venture (in the case of joint venture properties) and operated by a third party pursuant to a lease agreement.

(6)
We hold a leasehold mortgage interest, a net sub-leasehold interest and a co-tenancy interest in this property.

  Lease Expirations

          The following tables set forth a schedule of the annual lease expirations for each of the next ten years and thereafter at our wholly-owned properties and joint venture properties, respectively, with respect to leases in effect as of September 30, 2003. We have assumed that no tenants will exercise their renewal or cancellation options and that there will be no tenant bankruptcies or other tenant defaults.

WHOLLY-OWNED PROPERTIES

Year of Lease Expiration	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Total Leased Portfolio Square Feet	Annualized Rent of Expiring Leases(1)	Annualized Rent Per Leased Square Foot of Expiring Leases(2)
2003	73	348,002	4.40%	$9,892,248	$28.43
2004	132	534,314	6.75	18,965,640	35.50
2005	136	538,767	6.81	18,095,988	33.59
2006	98	589,327	7.45	19,620,372	33.29
2007	81	368,733	4.66	13,086,384	35.49
2008	88	576,399	7.28	19,140,300	33.21
2009	40	591,263	7.47	20,431,068	34.55
2010	62	1,577,735	19.94	53,165,040	33.70
2011	23	309,800	3.91	13,457,532	43.44
2012	24	739,641	9.35	17,855,880	24.14
Thereafter	67	1,739,891	21.99	55,764,072	32.05

Total/weighted average	824	7,913,872	100.00%	$259,474,524	$32.79

(1)
Annualized Rent of Expiring Leases represents the monthly contractual rent under existing leases as of September 30, 2003 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of September 30, 2003 for the three months ending December 31, 2003 are approximately $1,028,000 for our wholly-owned properties.

(2)
Annualized Rent Per Leased Square Foot of Expiring Leases represents Annualized Rent of Expiring Leases, as described in footnote (1) above, presented on a per leased square foot basis.

JOINT VENTURE PROPERTIES

Year of Lease Expiration	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Total Portfolio Leased Square Feet	Annualized Rent of Expiring Leases(1)	Annualized Rent Per Leased Square Foot of Expiring Leases(2)
2003	16	79,650	1.87%	$2,891,892	$36.31
2004	22	161,949	3.80	5,842,164	36.07
2005	30	401,173	9.42	12,039,144	30.01
2006	28	379,419	8.91	11,470,020	30.23
2007	16	286,121	6.72	11,492,712	40.17
2008	21	387,801	9.11	13,558,440	34.96
2009	16	521,138	12.24	19,348,800	37.13
2010	15	1,334,013	31.34	57,172,392	42.86
2011	5	101,393	2.38	4,378,044	43.18
2012	7	194,594	4.57	6,012,408	30.90
Thereafter	13	409,570	9.62	14,433,046	35.24

Total/weighted average	189	4,256,821	100.00%	$158,639,062	$37.27

(1)
Annualized Rent of Expiring Leases represents the monthly contractual rent under existing leases as of September 30, 2003 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of September 30, 2003 for the three months ending December 31, 2003 are approximately $907,500 for our joint venture properties.

(2)
Annualized Rent Per Leased Square Foot of Expiring Leases represents Annualized Rent of Expiring Leases, as described in footnote (1) above, presented on a per leased square foot basis.

  Tenant Diversification

          As of September 30, 2003, the properties in our portfolio were leased to 961 tenants which were engaged in a variety of businesses, including professional services, financial services, media, apparel, business services and government/non-profit. The following table sets forth information regarding leases with respect to the 25 largest tenants in our portfolio, based on the amount of square footage leased by such tenants, and with respect to our portfolio as a whole, in each case as of September 30, 2003:

Tenant(1)	Properties	Lease Expiration	Total Leased Square Feet	Annualized Rent ($)(14)	Rent per Square Foot Annualized	Percentage of Annualized Rent	Our Share of Annualized Rent	Percentage of Our Share of Annualized Rent
Viacom International, Inc.(2)	1515 Broadway	2004, 2006, 2008, 2009, 2013	1,277,895	$57,762,252	$45.20	13.8%	$31,769,239	9.2%
Omnicom Group(3)	220 East 42nd Street	2008, 2009, 2010, 2017	419,111	12,942,516	30.88	3.1	12,942,516	3.8
Salomon Smith Barney	125 Broad Street	2010	330,900	10,194,900	30.81	2.4	10,194,900	3.0
The City of New York	17 Battery Place	2012	325,664	5,712,000	17.54	1.4	5,712,000	1.7
Visiting Nurse Services(4)	1250 Broadway	2005, 2006, 2011	251,251	7,214,676	28.72	1.7	3,968,072	1.2
BMW of Manhattan, Inc.	555 West 57th Street	2012	227,782	3,612,144	15.86	0.9	3,612,144	1.1
Philip Morris Management Corp	100 Park Avenue	2007	175,887	7,421,472	42.19	1.8	3,703,315	1.1
City University of New York—CUNY(5)(6)	555 West 57th Street	2010, 2011, 2015	171,733	5,105,028	29.73	1.2	5,105,028	1.5
J&W Seligman & Co., Inc.	100 Park Avenue	2009	168,390	5,765,616	34.24	1.4	2,877,042	0.8
C.B.S., Inc.(7)	555 West 57th Street	2003, 2010	166,215	3,950,880	23.77	0.9	3,950,880	1.1
Segal Company	1 Park Avenue	2009	157,944	6,095,184	38.59	1.5	3,352,351	1.0
Metro North Commuter Railroad Co.(8)	420 Lexington Avenue	2008, 2016	134,687	4,112,652	30.53	1.0	4,112,652	1.2
Tribune Newspaper	220 East 42nd Street	2010	134,208	3,940,920	29.36	0.9	3,940,920	1.1
St. Luke's Roosevelt Hospital	555 West 57th Street	2014	134,150	3,297,312	24.58	0.8	3,297,312	1.0
Fahnestock & Co., Inc.(9)	125 Broad Street	2004, 2013	103,566	2,868,564	27.70	0.7	2,868,564	0.8
Coty Inc.(10)	1 Park Avenue	2015	103,283	4,066,920	39.38	1.0	2,236,806	0.7
Minskoff/Nederlander JV(11)	1515 Broadway	2024	102,452	210,000	2.05	0.1	115,500	0.0
Ross Stores	1372 Broadway	2010	101,741	2,895,528	28.46	0.7	2,895,528	0.8
Ketchum, Inc.	711 Third Avenue	2015	100,876	4,417,884	43.80	1.1	4,417,884	1.3
CHF Industries	1 Park Avenue	2005	100,000	3,687,960	36.88	0.9	2,028,378	0.6
New York Presbyterian Hospital(12)	555 West 57th Street & 673 First Avenue	2006, 2009	99,650	3,064,632	30.75	0.7	3,064,632	0.9
Ann Taylor Inc.	1372 Broadway	2010	93,020	2,841,180	30.54	0.7	2,841,180	0.8
United Nations Population Fund	220 East 42nd Street	2010	91,021	4,048,908	44.48	1.0	4,048,908	1.2
Crain Communications Inc.	711 Third Avenue	2009	90,531	3,661,296	40.44	0.9	3,661,296	1.1
Advanstar Communications	1 Park Avenue	2010	85,284	3,184,692	37.34	0.8	1,751,581	0.5

	TOTAL(13)		5,147,241	$172,075,116	$33.43	41.2%	$128,468,628	37.4%
Wholly-Owned Portfolio & Joint Venture Properties			12,605,000	$418,113,586	$33.17	100.0%	$343,747,677	100.0%

(1)
This list is not intended to be representative of our tenants as a whole.

(2)
5,795 square feet expire in 2006; 123,264 square feet expire in 2008; 32,700 square feet expire in 2009; 1,011,034 square feet expire in 2010; 105,102 square feet expire in 2013.

(3)
6,041 square feet expire in 2008; 61,297 square feet expire in 2009; 15,100 square feet expire in 2010; 336,673 square feet expire in 2017.

(4)
14,131 square feet expire in 2005; 171,078 square feet expire in 2006; 66,042 square feet expire in 2011.

(5)
97,262 square feet expire in 2010; 24,471 square feet expire in 2011; 50,000 square feet expire in 2015.

(6)
Starting in 2004, this tenant has the right to terminate the lease with respect to 93,061 square feet upon payment of a termination fee of $550,661. Starting in 2009, this tenant has the right to terminate the lease with respect to 50,000 square feet upon payment of a $1.0 million termination fee.

(7)
107,645 square feet expire in 2003; 4,894 square feet expire in 2005; 33,000 square feet expire in 2007; 20,676 square feet expire in 2010.

(8)
22,467 square feet expire in 2008; 112,220 square feet expire in 2016.

(9)
16,350 square feet expire in 2004; 87,216 square feet expire in 2013.

(10)
2,654 square feet expire in 2004; 100,629 square feet expire in 2015.

(11)
Minskoff/Nederlander JV pays percentage rent.

(12)
76,000 square feet expire in 2006; 23,650 square feet expire in 2009.

(13)
Weighted average calculation based on total rentable square footage leased by each tenant.

(14)
Annualized Rent represents the monthly contractual rent under existing leases as of September 30, 2003 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of September 30, 2003 for the three months ending December 31, 2003 are approximately $1,028,000 for our wholly-owned properties and $907,500 for our joint venture properties.

DESCRIPTION OF SERIES C PREFERRED STOCK

          The following description of the material terms and provisions of the Series C preferred stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and the articles supplementary creating the Series C preferred stock, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

          Our board of directors has adopted Articles Supplementary establishing the terms of the Series C preferred stock as a series of preferred stock consisting of up to 6,440,000 shares, designated as the 7.625% Series C Cumulative Redeemable Preferred Stock, par value $.01 per share. When issued, the shares of Series C preferred stock will be validly issued, fully paid and nonassessable.

          We will contribute the net proceeds of the sale of the shares of Series C preferred stock to our operating partnership in exchange for 7.625% Series C Cumulative Preferred Units, or the Series C preferred units, that have substantially identical economic terms as the Series C preferred stock. Our operating partnership will be required to make all required distributions on the Series C preferred units prior to any distribution of cash or assets to the holders of common partnership units or to the holders of any other equity interest of our operating partnership, except for any other series of preferred units ranking on a parity with the Series C preferred units as to distributions and liquidation, except for dividends required to enable us to maintain our qualification as a REIT.

Listing

          We have applied to list the Series C preferred stock on the New York Stock Exchange. The Series C preferred stock will be listed under the symbol "SLGPrC." If approved for listing, trading of the Series C preferred stock is expected to commence on the New York Stock Exchange within 30 days of the initial issuance of the Series C preferred stock.

Ranking

          The Series C preferred stock, with respect to rights to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, will rank (a) senior to our common stock, the Series B junior participating preferred stock and all other classes or series of our capital stock that specifically provide that such class or series of capital stock ranks junior to the Series C preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (b) on a parity with all other classes or series of our capital stock other than those referred to in clauses (a) and (c) that specifically provide that such classes or series of capital stock rank on a parity with the Series C preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, and (c) junior to all other classes or series of our capital stock that specifically provide that such classes or series of capital stock rank senior to the Series C preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. There are no shares of the Series B junior participating preferred stock outstanding as of the date of this prospectus supplement.

Dividends

          Subject to the preferential rights of holders of any class or series of our capital stock ranking senior to the Series C preferred stock as to the payment of dividends, holders of Series C preferred stock will be entitled to receive, when, if and as authorized by our board of directors, out of funds legally available for the payment of quarterly cumulative preferential cash dividends, an amount per share equal to 7.625% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.90625 per share), payable in equal amounts of $0.4765625 per share quarterly. Dividends on the Series C preferred stock shall begin to accrue and be fully cumulative from the date of original issuance and shall be payable quarterly when, if and as authorized by our board of directors, in equal amounts in arrears on the fifteenth day of each April, July, October and January or, if not a business day, then the next succeeding business day (each, a "Dividend Payment Date"), and no interest or additional dividends or other sums will accrue on the amount so payable from the Dividend Payment Date to such next succeeding business day. The first dividend on the Series C preferred stock, which will be paid on April 15, 2004, will be for more than a full quarter and will reflect dividends accumulated from the date of original issuance through, and excluding, April 15, 2004. Such dividends and any dividend payable on the Series C preferred stock for any other partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Notwithstanding any provision to the contrary contained in this prospectus supplement, each outstanding share of Series C preferred stock will be entitled to receive a dividend with respect to any dividend record date equal to the dividend paid with respect to each other share of Series C preferred stock that is outstanding on such date.

          No dividend on the Series C preferred stock will be authorized or declared or paid or set apart for payment by our board of directors if such authorization, declaration, payment or setting apart for payment would violate any of our agreements or is restricted or prohibited by law.

          When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C preferred stock and the shares of any other class or series of our capital stock ranking on a parity as to the payment of dividends with the Series C preferred stock, all dividends authorized and declared upon the Series C preferred stock and any other class or series of capital stock ranking on a parity as to the payment of dividends with the Series C preferred stock will be declared pro rata so that the amount of dividends authorized and declared per share of Series C preferred stock and such other class or series of our capital stock will in all cases bear to each other the same ratio that accumulated dividends per share on the Series C preferred stock and such other class or series of capital stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of our capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C preferred stock which may be in arrears.

          Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C preferred stock have been or contemporaneously are declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period:

  •
  no dividends will be authorized, declared or paid or set apart for payment and no other distribution of cash or other property will be authorized, declared or made (other than in shares of our common stock or other class or series of capital stock ranking junior to the Series C preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up) on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to the payment of dividends or the distribution of assets upon our liquidation dissolution or winding up, on a parity with or junior to the Series C preferred stock; and

  •
  no common stock or any other class or series of capital stock ranking junior to or on a parity with the Series C preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up will be redeemed, purchased or otherwise acquired for any consideration (or any money paid or made available for a sinking fund for the redemption of any such class or series of capital stock) by us (except by conversion into or exchange for any other class or series of our capital stock ranking junior to the Series C preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up or by redemption, purchase or acquisition for the purpose of maintaining our qualification as a REIT).

          Notwithstanding the foregoing, dividends on the Series C preferred stock will accumulate whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series C preferred stock will not bear interest and holders of the Series C preferred stock will not be entitled to any dividends in excess of full cumulative dividends as described above.

          Holders of Series C preferred stock will not be entitled to any dividend or other distribution, whether payable in cash, property or shares of any class or series of capital stock (including Series C preferred stock) in excess of full cumulative dividends on the Series C preferred stock as described above. Any dividend payment made on the Series C preferred stock will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

          As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series C preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances that we do not contemplate. See "Material Federal Income Tax Consequences."

          If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion, which we refer to as the "Capital Gains Amount," of the total dividends (as determined for federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of Series C preferred stock shall be in the same proportion that the total of the dividends (as determined for federal income tax purposes) paid or made available to the holders of Series C preferred stock for the year bears to the total of all such dividends for the year paid with respect to all classes and series of our outstanding capital stock.

Liquidation Preference

          In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series C preferred stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provisions for payment of all of our debts and other liabilities liquidating distributions, in cash or property at its fair market value as determined by our board of directors, in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or authorized) to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock ranking junior to the Series C preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up, but subject to the preferential rights of the holders of shares of any class or series of our capital stock ranking senior to the Series C preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C preferred stock will have no right or claim to any of our remaining assets. None of (i) our consolidation or merger with or into another entity, (ii) a merger of another entity with or into us, (iii) a statutory stock exchange by us or (iv) a sale, lease or conveyance of all or substantially all of our property or business shall be considered a liquidation, dissolution or winding up. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our assets legally available for distribution to our stockholders are insufficient to make the full payment due to holders of the Series C preferred stock and the corresponding amounts payable on all outstanding shares of other classes or series of capital stock ranking on a parity with the Series C preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the Series C preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid dividends) to which they would otherwise be respectively entitled.

Redemption

          The Series C preferred stock is not redeemable at any time at the option of the holders thereof. The Series C preferred stock will not be subject to sinking fund or mandatory redemption. Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, we will not be entitled to redeem shares of Series C preferred stock prior to December 12, 2008. See "—Restrictions on Ownership and Transfer." On and after December 12, 2008, we have the option to redeem the Series C preferred stock, in whole or from time to time in part, at a redemption price per share of Series C preferred stock in cash equal to $25.00, plus (except as provided below) all dividends accumulated and unpaid (whether or not earned or authorized) on the shares of Series C preferred stock to the date of such redemption, upon giving notice as provided below. Any date fixed for redemption pursuant to the foregoing provisions is referred to as a "Series C Preferred Stock Redemption Date."

          We will give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series C Preferred Stock Redemption Date. We will mail by first-class mail, not less than 30 nor more than 60 days prior to the Series C Preferred Stock Redemption Date, to each holder of record of Series C preferred stock to be redeemed at such holder's address as it appears on our stock transfer records, notifying such holder of our election to redeem such shares; provided that if we have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption must be made on a date (the "Subject Date") which is earlier than 30 days after the date of such mailing in order to preserve our status as a real estate investment trust for federal income tax purposes or to comply with federal tax laws relating to our qualification as a real estate investment trust, then we may give such shorter notice as is necessary to effect such redemption on the Subject Date. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C preferred stock may be listed or admitted to trading, the notice of redemption will state (i) the date fixed for redemption thereof, (ii) the cash redemption price, (iii) the number of shares to be redeemed (and, if fewer than all the shares of Series C preferred stock are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the certificates for the shares of Series C preferred stock are to be surrendered for payment of the redemption price in cash, and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date.

          If we redeem fewer than all of the outstanding shares of Series C preferred stock, the number of shares of Series C preferred stock to be redeemed will be determined by our board of directors and the shares to be redeemed will be selected by our board of directors pro rata or by lot or in such other equitable manner as determined by our board of directors. If such redemption is to be by lot and as a result of such redemption any holder of Series C preferred stock would become a holder of a number of shares of Series C preferred stock in excess of the Ownership Limit described herein because such holder's shares of Series C preferred stock were not redeemed, or were only redeemed in part, then, except in certain instances, we will redeem the requisite number of shares of Series C preferred stock from such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption. In addition, we may redeem shares of Series C preferred stock in certain circumstances relating to the maintenance of our ability to qualify as a REIT for federal income tax purposes. See "—Restrictions on Ownership and Transfer."

          On or after the Series C Preferred Stock Redemption Date, each holder of shares of Series C preferred stock to be redeemed must present and surrender the certificates representing his shares of

Series C preferred stock to us at the place designated in the applicable notice of redemption and thereupon the cash redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing shares of Series C preferred stock as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing shares of Series C preferred stock are to be redeemed, a new certificate will be issued representing the unredeemed shares. If notice of redemption has been mailed or published in accordance with notice provisions described above and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the Series C preferred stock so called for redemption, then from and after the Series C Preferred Stock Redemption Date (unless we default in payment of the redemption price), all dividends on the shares of Series C preferred stock called for redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends to the Series C Preferred Stock Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with our consent) on our books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At our election, prior to a Series C Preferred Stock Redemption Date, we may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series C preferred stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series C preferred stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such Series C Preferred Stock Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to such Series C Preferred Stock Redemption Date). Any interest or other earnings earned on the redemption price (including all accumulated and unpaid dividends) deposited with a bank or trust company will be paid to us. Any moneys so deposited which remain unclaimed by the holders of the shares of Series C preferred stock at the end of two years after the Series C Preferred Stock Redemption Date will be returned to us by such bank or trust company.

          Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series C preferred stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period, no shares of Series C preferred stock will be redeemed unless all outstanding shares of Series C preferred stock are simultaneously redeemed or exchanged; provided, however, that the foregoing will not prevent the purchase or acquisition of shares of Series C preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C preferred stock. In addition, unless full cumulative dividends on all outstanding shares of Series C preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we will not purchase or otherwise acquire directly or indirectly any shares of Series C preferred stock or any shares of any other class or series of our capital stock ranking junior to or on a parity with the Series C preferred stock as to the payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up (except by conversion into or exchange for shares of any class or series of our capital stock ranking junior to the Series C preferred stock as to the payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up or by redemptions for the purposes of maintaining our qualification as a REIT).

          Immediately prior to any redemption of shares of Series C preferred stock, we shall pay, in cash, any accumulated and unpaid dividends through the Series C Preferred Stock Redemption Date, unless such Series C Preferred Stock Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case each holder of Series C preferred stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series C preferred stock for which a notice of redemption has been given.

          Any shares of Series C preferred stock that we redeem will, after such redemption, have the status of authorized but unissued preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by our board of directors.

Conversion

          Shares of Series C preferred stock are not convertible into, or exchangeable for, any of our other property or securities.

Voting Rights

          Holders of Series C preferred stock will not have any voting rights, except as provided by law and as described below. Whenever dividends on any shares of Series C preferred stock are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of Series C preferred stock (voting together as a single class with all other classes or series of our capital stock ranking on a parity with the Series C preferred stock as to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation dissolution or winding up upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of our additional directors who will each be elected for a one-year term. Such election shall be held at a special meeting of the stockholders and at each subsequent annual meeting until all arrearages and the dividends on the Series C preferred stock and such other series of preferred stock upon which like voting rights have been conferred and are exercisable for the then current dividend period have been fully paid or declared or authorized or a sum sufficient for the full payment thereof has been set aside. Vacancies for directors elected by holders of Series C preferred stock and any other such series of preferred stock shall be filled by the remaining director so elected then in office or, if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series C preferred stock and any other such series of preferred stock voting as a single class. A director elected by the holders of Series C preferred stock and any other such series of preferred stock may be removed with or without cause and only by vote of holders of a majority of the outstanding shares of Series C preferred stock and any other such series of preferred stock voting as a single class.

          So long as any shares of Series C preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series C preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of our capital stock ranking senior to the Series C preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized shares of our capital stock into any such class or series of our capital stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such class or series of our capital stock; or (ii) amend, alter or repeal the provisions of our articles of incorporation or the articles supplementary for the Series C preferred stock, whether by merger or consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such Series C preferred stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as shares of Series C preferred stock remain outstanding or are converted into like securities of the surviving or resulting entity, in each case with like preference, privilege or voting power and terms thereof materially unchanged, taking into account that upon the occurrence of an Event, we may not be the surviving entity and such surviving entity may be a non-corporate entity, the occurrence of any such Event will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of Series C preferred stock; and provided further that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) the creation, issuance or increase in the amount of authorized shares of any other class or series of our capital stock, or (z) any increase in the amount of authorized shares of Series C preferred stock, in each case ranking on a parity with or junior to the Series C preferred stock with respect to payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          Holders of shares of Series C preferred stock shall not be entitled to vote with respect to any increase in total number of authorized shares of our common stock or preferred stock, any increase in the amount of the authorized Series C preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of Series C preferred stock or any other class or series of capital stock, in each case ranking on a parity with or junior to the Series C preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

          In addition, the holders of such Series C preferred stock will not have any voting rights with respect to, and the consent of the holders of Series C preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series C preferred stock, except as set forth in part (ii) of the preceding paragraph. Except as expressly set forth in the articles supplementary that relate to the Series C preferred stock, the Series C preferred stock will not have any relative, participatory, optional or other special voting rights and powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series C preferred stock have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          In any matter in which the Series C preferred stock may vote (as expressly provided in the articles supplementary or as may be required by law), each share of the Series C preferred stock shall be entitled to one vote, except that when any other class or series of our preferred stock shall have the right to vote with the Series C preferred stock as a single class on any matter, the Series C preferred stock and such other class or series shall have with respect to such matters one vote per each $25.00 of stated liquidation preference.

Restrictions on Ownership and Transfer

          For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first taxable year) or during a proportionate part of a shorter taxable year. This test is applied by "looking through" certain stockholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of us by individuals.

          In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our articles of incorporation, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of our outstanding shares of common stock. The articles supplementary creating the preferred stock designated as the Series C preferred stock will provide that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% in value of our outstanding capital stock nor may any stockholder acquire shares of Series C preferred stock such that he would own more than 20.0% of the aggregate number or value of our outstanding shares of Series C preferred stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to our board of directors and tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that such action is in our best interest.

          Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of excess stock prior to our discovery that capital stock has been transferred in violation of the provisions of our articles of incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting excess stock prior to our discovery that shares of capital stock have been transferred in violation of the provisions of our articles of incorporation shall be rescinded as void ab initio. While the excess stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary.

          The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into such excess stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the charitable beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into excess stock or, if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owned by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed in the same manner as proceeds of a sale of excess stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statue, rule or regulation, then the original transferee-stockholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

          In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-

stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of excess stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of excess stock were converted for the ten trading days immediately preceding the date we elect to purchase such shares. We may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. We may pay the amount of such reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives us notice of the transfer or, if no such notice is given, the date our board of directors determines that a violative transfer has been made.

          These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

          All certificates representing shares of stock will bear a legend referring to the restrictions described above.

          Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of our capital stock as our board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          The Ownership Limit may have the effect of delaying, deferring or preventing our change in control unless our board of directors determines that maintenance of REIT status is no longer in our best interest.

Form

          The Series C preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Taxation of Series C Preferred Stock

  Dividends

          As long as we qualify to be taxed as a REIT, distributions made to our stockholders out of current or accumulated earnings and profits will be treated as dividends for federal income tax purposes and thus taxed to them as ordinary income, except that distributions of net capital gains designated by us as capital gain dividends will be taxed to them as long-term capital gain. To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's stock with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock and then to our common stock. Therefore, depending on our earnings and profits, distributions with respect to the Series C preferred stock (as compared to distributions with respect to our common stock) are more likely to be treated as dividends than as return of capital or a distribution in excess of basis.

          As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series C preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances that we do not contemplate.

  Capital Gain Dividends

          If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to the holders of our shares, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the Series C preferred stock will be the amount so designated multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of the Series C preferred stock for the year and the denominator of which will be the total dividends paid to the holders of shares of all classes of our stock for the year.

  Redemption of Series C Preferred Stock

          We may redeem the Series C preferred stock at our option, in whole or from time to time in part, beginning on December 12, 2008, for cash at $25.00 per share plus any accrued and unpaid dividends through the date of redemption, as more fully set forth under "Description of Series C Preferred Stock—Redemption." A redemption of Series C preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's share interest in our company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of our common and preferred stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our common and preferred stock actually owned by the holder, must generally be taken into account. If a holder of Series C preferred stock owns (actually and constructively) no shares of our outstanding common stock or an insubstantial percentage thereof, a redemption of shares of Series C preferred stock of that holder is likely to qualify for sale or exchange treatment because the redemption would be "not essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series C preferred stock depends upon the facts and circumstances at the time the determination must be made, prospective holders of Series C preferred stock are advised to consult their own tax advisors to determine such tax treatment.

          If a redemption of Series C preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder's adjusted tax basis in the shares of Series C preferred stock. Such gain or loss will be capital gain or loss if the shares of Series C preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

          If a redemption of Series C preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted tax basis in the redeemed shares of Series C preferred stock will be transferred to the holder's remaining shares of our stock. If the holder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

UNDERWRITING

          SL Green and the underwriters for this offering named in the table below have entered into an underwriting agreement with respect to the Series C preferred stock being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and each underwriter has severally agreed to purchase the number of shares of Series C preferred stock indicated in the following table. Wachovia Capital Markets, LLC, an indirect wholly-owned subsidiary of Wachovia Corporation, is acting as the representative of the underwriters.

Underwriters	Number of Shares
Wachovia Capital Markets, LLC	1,064,000
A.G. Edwards & Sons, Inc.	756,000
Deutsche Bank Securities Inc.	756,000
Legg Mason Wood Walker, Incorporated	756,000
Lehman Brothers Inc.	756,000
McDonald Investments Inc.	756,000
Raymond James & Associates, Inc.	756,000

Total	5,600,000

          The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by their counsel and to certain other conditions. The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $.50 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $.45 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

          We have granted to the underwriters an option, exercisable 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 840,000 additional shares of the Series C preferred stock at the public offering price, less underwriting discounts and commissions described on the cover page of this prospectus supplement. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions we will allow to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares described above.

		Total
	Per Share	No Exercise of Option	Full Exercise of Option
Public offering price	$25.0000	$140,000,000	$161,000,000
Underwriting discounts and commissions	$0.7875	$4,410,000	$5,071,500
Proceeds, before expenses, to us	$24.2125	$135,590,000	$155,928,500

          We have agreed not to offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the Series C preferred stock, including any preferred securities that are convertible into or exchangeable for, or that represent the right to receive any such similar securities, for a period of 30 days after the initial delivery of the Series C preferred stock, without the prior written consent of Wachovia Capital Markets, LLC, subject to certain limited exceptions.

          In connection with this offering, the underwriters may purchase and sell shares of Series C preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series C preferred stock while this offering is in progress.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Series C preferred stock. As a result, the price of the Series C preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          SL Green estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000 and will be paid by us.

          SL Green has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          In the ordinary course of business, Wachovia Capital Markets, LLC and certain of the other underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us, for which they have received, and will receive, customary fees and commissions.

          Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a lender in each of our revolving credit facilities and certain other underwriters participating in the offering are lenders in one or more of our credit facilities.

          We expect that delivery of the Series C preferred stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is expected to be on December 12, 2003. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series C preferred stock on or prior to December 12, 2003 will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

          The validity of the issuance of the Series C preferred stock offered hereby will be passed upon for us by Clifford Chance US LLP, New York, New York and for the underwriters by Hogan & Hartson L.L.P., and the legal matters described under "Material Federal Income Tax Consequences" will be passed upon by Solomon and Weinberg LLP, New York, New York.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K and the restated consolidated financial statements appearing in our Current Report on Form 8-K dated December 3, 2003 for the year ended December 31, 2002 and the statement of revenues and certain expenses of 220 News Building for the year ended December 31, 2001 appearing in our Current Report on Form 8-K dated February 21, 2003 as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference, respectively, in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

          We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

          The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2002
Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2003
Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended June 30, 2003
Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended September 30, 2003
Quarterly Report on Form 10-Q/A (File No. 1-13199)	Quarter ended June 30, 2003
Quarterly Report on Form 10-Q/A (File No. 1-13199)	Quarter ended September 30, 2003
Filed
Current Reports on Form 8-K and 8-K/A(File No. 1-13199)	February 21, 2003 September 17, 2003 December 3, 2003
Filed
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 1, 2003
Filed
Description of our common stock in Registration Statement on Form 8-A (File No. 1-13199)	July 21, 1997
Description of the rights to purchase shares of our Series B junior participating preferred stock in Registration Statement on Form 8-A (File No. 1-13199)	March 16, 2000

          All documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

          If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

PROSPECTUS

        $400,000,000

Common Stock And Preferred Stock

        We may offer our common stock and preferred stock, which may be convertible into common stock, with an aggregate initial offering price of $400,000,000 on terms to be determined at the time of offering. We may issue the securities separately or together in one or more series, in amounts, at prices and on terms described in one or more prospectus supplements. It is important that you read both this prospectus and the prospectus supplement before you invest.

        We may offer the securities directly, through agents, or to or through underwriters. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See "Plan of Distribution" beginning on page 40 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

        See "Risk Factors" beginning on page 2 of this prospectus for a description of risk factors that should be considered by purchasers of the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 3, 2003

i

INFORMATION ABOUT SL GREEN

        We are a self-managed real estate investment trust, or a REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We are the only such REIT to own, manage, lease, acquire and reposition office properties exclusively located in Manhattan. We own all of our assets and conduct substantially all of our business through our operating partnership, SL Green Operating Partnership, L.P. We are the managing general partner of our operating partnership and as of September 30, 2003, we owned 94.0% of the outstanding partnership interests in our operating partnership. Unless the context requires otherwise, all references to "we," "our" and "us" in this prospectus means SL Green Realty Corp. and all entities owned or controlled by SL Green Realty Corp., including our operating partnership.

        Our office properties generally are more than 25 years old, in good physical condition, enjoy widespread acceptance by high-quality tenants and are situated in desirable locations in Manhattan.

        Our management team has developed a comprehensive knowledge of the Manhattan office market, an extensive network of tenant and other business relationships and experience in acquiring underperforming office properties and repositioning them into profitable properties through intensive full-service management and leasing efforts.

        We were incorporated in the State of Maryland on June 10, 1997. Our executive offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number is (212) 594-2700. We maintain a website at www.slgreen.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing our securities, including our common stock and preferred stock. You should carefully consider these risks, in addition to the other information contained in this document, in the applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements May Prove Inaccurate" beginning on page 14 of this prospectus.

Declines in the demand for office space in midtown Manhattan resulting from general economic conditions could adversely affect the value of our real estate portfolio and our results of operations and, consequently, our ability to service current debt and to pay dividends to shareholders.

        Most of our office properties are located in midtown Manhattan. As a result, our business is dependent on the condition of the New York City economy in general and the market for office space in midtown Manhattan, in particular. The New York City economy has been negatively affected by the terrorist attacks on September 11, 2001 and the general downturn in the national economy. Continuing weakness in the New York City economy could materially reduce the value of our real estate portfolio and our revenues, and thus adversely affect our ability to service current debt and to pay dividends to shareholders.

        We may be unable to renew leases or relet space as leases expire.    When our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms. Over the next five years, through the end of 2008, leases will expire on approximately 37.4% and 39.8% of the rentable square feet at our wholly owned and joint venture properties, respectively. As of September 30, 2003, approximately 3.0 million and 1.7 million square feet are scheduled to expire by December 31, 2008 and these leases currently have annualized escalated rental income totaling $98.8 million and $57.3 million, respectively. If we are unable to promptly renew the leases or relet this space at similar rates, our cash flow and ability to service debt and pay dividends to shareholders would be adversely affected.

        The expiration of long term leases or operating sublease interests could adversely affect our results of operations.    Our interest in four of our properties is through either long-term leasehold or operating sublease interests in the land and the improvements, rather than by a fee interest in the land. Unless we can purchase a fee interest in the underlying land or extend the terms of these leases before their expiration, we will lose our right to operate these properties and our interest in the improvements upon expiration of the leases, which will significantly adversely affect our results of operations. These properties are 673 First Avenue, 420 Lexington Avenue, 1140 Avenue of the Americas and 125 Broad Street. The average remaining term of these long term leases, including our unilateral extension rights on two of the properties, is 43.8 years. Pursuant to the operating sublease arrangements, we, as tenant under the operating sublease, perform the functions traditionally performed by landlords with respect to our subtenants. We are responsible for not only collecting rent from our subtenants, but also maintaining the property and paying expenses relating to the property. The annualized escalated rents of these properties at September 30, 2003 totaled $87.9 million, or 33.9%, of our total annualized revenue associated with wholly-owned properties. We have exercised our option to acquire our portion of the underlying fee interest in 125 Broad Street for $5.9 million. This transaction is expected to close during the third quarter of 2004.

        Reliance on major tenants and insolvency or bankruptcy of these and other tenants could adversely affect our results of operations.    Giving effect to leases in effect as of September 30, 2003 for wholly owned and joint venture properties as of that date, our five largest tenants, based on square footage leased, accounted for approximately 18.8% of our share of total annualized rental revenues, and other than one tenant who accounted for 9.2% of our share of annualized rent, no tenant accounted for more than 3.8% of that total. Our business would be adversely affected if any of these tenants or any other tenants became insolvent, declared bankruptcy or otherwise refused to pay rent in a timely fashion or at all.

        As of September 30, 2003, MCI/Worldcom, a tenant occupying 83,752 square feet at three of our properties, was in a bankruptcy proceeding. MCI/Worldcom represents approximately 0.9% of our share of annualized rent. The tenant is current with their rent payments. However, there can be no assurance that they will continue to make rent payments or that they will not breach any of the leases.

We may suffer adverse consequences if our revenues decline since our operating costs do not necessarily decline in proportion to our revenue.

        We earn a significant portion of our income from renting our properties. Our operating costs, however, do not necessarily fluctuate in relation to changes in our rental revenue. This means that our costs will not necessarily decline even if our revenues do. Our operating costs could also increase while our revenues do not. If our operating costs increase but our rental revenues do not, we may be forced to borrow to cover our costs, we may incur losses and we may not have cash available for distributions to our shareholders.

We face risks associated with property acquisitions.

        Since our initial public offering, we have made large acquisitions of properties and portfolios of properties. We intend to continue to acquire properties and portfolios of properties, including large portfolios that could continue to significantly increase our size and alter our capital structure. Our acquisition activities and their success may be exposed to the following risks:

  •
  we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including publicly traded REITs, institutional investment funds and private investors;

  •
  even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

  •
  even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

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  we may be unable to finance acquisitions on favorable terms;

  •
  acquired properties may fail to perform as we expected;

  •
  our estimates of the costs of repositioning or redeveloping acquired properties may be inaccurate;

  •
  acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

  •
  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected.

        We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow. Unknown liabilities with respect to properties acquired might include:

  •
  liabilities for clean-up of undisclosed environmental contamination;

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  claims by tenants, vendors or other persons dealing with the former owners of the properties;

  •
  liabilities incurred in the ordinary course of business; and

  •
  claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We rely on three large properties for a significant portion of our revenue.

        As of September 30, 2003, three of our properties, 420 Lexington Avenue, 220 East 42nd Street and 1515 Broadway, accounted for over 34.0% of our annualized rent, including our share of joint venture annualized rent, and 420 Lexington Avenue alone accounted for approximately 14.0% of our annualized rent, including our share of joint venture annualized rent. Our revenue and cash available for distribution to our stockholders would be materially adversely affected if the groundlease for the 420 Lexington Avenue property were terminated for any reason or if one or all of these properties were materially damaged or destroyed. Additionally, our revenue and cash available for distribution would be materially adversely affected if our tenants at these properties experienced a downturn in their business which may weaken their financial condition and result in their failure to timely make rental payments, default under their leases or file for bankruptcy.

The terrorist attacks of September 11, 2001 may adversely affect the value of our properties and our ability to generate cash flow.

        There may be a decrease in demand for space in New York City because it is considered at risk for future terrorist attacks, and this decrease may reduce our revenues from property rentals. In the aftermath of the terrorist attacks, although we are not currently experiencing departures, tenants in the New York City area may choose to relocate their business to less populated, lower-profile areas of the United States that are not as likely to be targets of future terrorist activity. This in turn would trigger a decrease in the demand for space in the New York City area, which could increase vacancies in our properties and force us to lease our properties on less favorable terms. As a result, the value of our properties and the level of our revenues could materially decline.

As a result of the terrorist attacks, we expect insurance premiums to increase significantly.

        The real estate industry witnessed a sharp rise in property insurance costs after the terrorist attacks on September 11, 2001. Recently, there has been some abatement in these costs, primarily as a result of Federal legislation that required insurance companies to provide terrorism coverage while providing a financial backstop in the event of a terrorist attack. We recently renewed our insurance policy at a modestly reduced cost. We carry comprehensive all risk (fire, flood, extended coverage and rental loss insurance) and liability insurance with respect to our property portfolio. This policy has a limit of $350 million of terrorism coverage for the properties in our portfolio and expires in October 2004. 1515 Broadway has stand-alone insurance coverage, which provides for full all risk coverage but has a limit of $300 million in terrorism coverage. This policy will expire in May 2004. While we believe our insurance coverage is adequate, in the event of a major catastrophe resulting from an act of terrorism, we may not have sufficient coverage to replace a significant property. We do not know if sufficient insurance coverage will be available when the current policies expire, nor do we know the costs for obtaining renewal policies containing terms similar to our current policies. In addition, our policies may not cover properties that we may acquire in the future, and additional insurance may need to be obtained prior to October 2004.

        Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us), ground leases and our secured and unsecured revolving credit facilities and unsecured term loan, contain customary covenants requiring us to maintain insurance. There can be no assurance that the lenders or ground lessors under these instruments will not take the position that a total or partial exclusion from all risk insurance coverage for losses due to terrorist acts is a breach of these debt and ground lease instruments that allows such lenders or ground lessors to declare an event of default and accelerate repayment of debt or recapture of ground lease positions. In addition, if lenders insist on full coverage for these risks, it could adversely affect our ability to finance and/or refinance our properties and to expand our portfolio.

        Real property insurance policies put into effect before September 11, 2001 do not expressly exclude coverage from hostile acts, except for acts of war. When we renew our insurance policies, we may not be able to obtain insurance policies that provide coverage for terrorist acts.

Our dependence on smaller and growth-oriented businesses to rent our office space could adversely affect our cash flow and results of operations.

        Many of the tenants in our properties are smaller, growth-oriented businesses that may not have the financial strength of larger corporate tenants. Smaller companies generally experience a higher rate of failure than large businesses. Growth-oriented firms may also seek other office space, including Class A space, as they develop. Dependence on these companies could create a higher risk of tenant defaults, turnover and bankruptcies, which could adversely affect our distributable cash flow and results of operations.

Debt financing, financial covenants, degree of leverage, and increases in interest rates could adversely affect our economic performance.

        Scheduled debt payments could adversely affect our results of operations.    The total principal amount of our outstanding consolidated indebtedness was $792.4 million as of September 30, 2003, $14.0 million of which was borrowings under our secured credit facility, $81.0 million under our unsecured credit facility, $165.0 million under our unsecured term loan and $532.4 million of which was non-recourse mortgage loans on eight of our properties. Cash flow could be insufficient to pay distributions at expected levels and meet the payments of principal and interest required under our current mortgage indebtedness and our credit facilities and term loan. Our secured credit facility matures on December 22, 2003. We are in the process of extending this for one year. Our unsecured credit facility matures on March 16, 2006. Our unsecured term loan matures on June 5, 2008. As of September 30, 2003, the total principal amount of non-recourse indebtedness outstanding at the joint venture properties was $755.2 million, of which our proportionate share was $402.6 million.

        If we are unable to make payments under our secured or unsecured credit facilities and unsecured term loan, all amounts due and owing at such time shall accrue interest at a rate equal to 4% higher than the rate at which each such loan was made. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. Foreclosure on mortgaged properties or an inability to make scheduled payments under the credit facility would have a negative impact on our financial condition and results of operations.

        We may not be able to refinance existing indebtedness, which in all cases requires substantial principal payments at maturity. In 2004, $225.7 million of debt on two of our wholly owned buildings will mature and in 2005, $48.1 million of debt on one of our wholly owned buildings will mature. In 2004, $592.0 million of debt on four of our joint venture properties will mature. At the present time we intend to exercise extension options or refinance the debt associated with these properties on or prior to their respective maturity dates. If any principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. At the time of refinancing, prevailing interest rates or other factors, such as the possible reluctance of lenders to make commercial real estate loans, may result in higher interest rates. Increased interest expense on the refinanced debt would adversely affect cash flow and our ability to service debt and make distributions to shareholders.

        Financial covenants could adversely affect our ability to conduct our business.    The mortgages on our properties contain customary negative covenants that limit our ability to further mortgage the property, to enter into new leases or materially modify existing leases, and to discontinue insurance coverage. In addition, our secured and unsecured credit facilities contain customary restrictions and requirements on our method of operations. Our secured and unsecured credit facilities also require us to maintain designated ratios of total debt to assets, debt service coverage and unencumbered assets to unsecured debt. Restrictions on our ability to conduct business could adversely affect our results of operations and our ability to make distributions to shareholders.

        Rising interest rates could adversely affect our cash flow.    Advances under our secured and unsecured credit facilities and unsecured term loan and certain property-level mortgage debt bear interest at a variable rate. These variable rate borrowings totaled $253.0 million at September 30, 2003. Borrowings under our unsecured credit facility and unsecured term loan bear interest at a spread equal to the London Interbank Offered Rate, which we refer to as LIBOR, plus from 130 basis points to 170 basis points, depending on our leverage ratio. Borrowings under our secured credit facility bear interest at a spread equal to the LIBOR plus 150 basis points. As of September 30, 2003 borrowings under the secured and unsecured credit facilities and unsecured term loan totaled $14.0, $81.0 and $165.0 million and bore interest at 2.67%, 2.56% and 5.09%, respectively. We may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance our debt at higher rates. Accordingly, increases in interest rates above that which we anticipated based upon historical trends could adversely affect our ability to continue to make distributions to shareholders. At September 30, 2003, a hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate curve would increase our annual interest costs by approximately $2.7 million and would increase our share of joint venture annual interest costs by approximately $1.6 million.

        Our policy of no limitation on debt could adversely affect our cash flow.    Our organizational documents do not contain any limitation on the amount of indebtedness we may incur. As of September 30, 2003, assuming the conversion of all outstanding units of the operating partnership into shares of our common stock, our consolidated debt to market capitalization ratio, excluding our share of joint venture debt of $402.6 million, was approximately 36.5%. However, our policy is to incur debt only if upon this incurrence our consolidated debt to market capitalization ratio would be 55.0% or less. Our board of directors can alter or eliminate this policy and would do so if our board of directors determines that this action is in the best interests of our business. If this policy is changed and we become more highly leveraged, an increase in debt service could adversely affect cash available for distribution to shareholders and could increase the risk of default on our indebtedness. In addition, any change that increases our debt to market capitalization percentage could be viewed negatively by investors. As a result, our share price could decrease.

        We have established our debt policy relative to the total market capitalization of our business rather than relative to the book value of our assets. We use total market capitalization because we believe that the book value of our assets, which to a large extent is the depreciated original cost of our properties, and our primary tangible assets, does not accurately reflect our ability to borrow and to meet debt service requirements. Our market capitalization, however, is more variable than book value, and does not necessarily reflect the fair market value of our assets at all times. We also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties and our business as a whole to generate cash flow to cover expected debt service.

Structured finance investments could cause expenses which could adversely affect our results of operations.

        We owned mezzanine loans, junior participations and preferred equity interests in fifteen properties with an aggregate book value of $167.9 million at September 30, 2003. To the extent we invest in mezzanine loans, junior participations and preferred equity, such investments may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under these obligations, we may have to foreclose our mortgages or protect our investments by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high loan-to-value ratios and declines in the value of the property may prevent us from realizing an amount equal to our investment upon foreclosure.

Joint investments could be adversely affected by our lack of sole decision-making authority and reliance upon a co-venturer's financial condition.

        We co-invest with third parties through partnerships, joint ventures, co-tenancies or other entities, acquiring non-controlling interests in, or sharing responsibility for managing the affairs of, a property, partnership, joint venture, co-tenancy or other entity. Therefore, we will not be in a position to exercise sole decision-making authority regarding that property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may involve risks not present were a third party not involved, including the possibility that our partners, co-tenants or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions. Additionally, our partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals. These investments may also have the potential risk of impasses on decisions such as a sale, because neither we nor the partner, co-tenant or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner, co-tenant or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in specific circumstances be liable for the actions of our third-party partners, co-tenants or co-venturers. As of September 30, 2003, we were participating in six unconsolidated joint ventures encompassing six properties and had an aggregate cost basis in the joint ventures totaling $205.8 million. As of September 30, 2003, our share of joint venture debt totaled $402.6 million.

Our joint venture agreements contain terms in favor of our partners that may have an adverse effect on the value of our investments in the joint ventures.

        Each of our joint venture agreements has been individually negotiated with our partner in the joint venture and, in some cases, we have agreed to terms that are favorable to our partner in the joint venture. For example, we may be entitled under a particular joint venture agreement to an economic share in the profits of the joint venture that is smaller than our ownership percentage in the joint venture, our partner may be entitled to a specified portion of the profits of the joint venture before we are entitled to any portion of such profits and our partner may have rights to buy our interest in the joint venture, to force us to buy the partner's interest in the joint venture or to compel the sale of the property owned by such joint venture. These rights may permit our partner in a particular joint venture to obtain a greater benefit from the value or profits of the joint venture than us, which may have an adverse effect on the value of our investment in the joint venture and on our financial condition and results of operations. We may also enter into similar arrangements in the future.

We are subject to possible environmental liabilities and other possible liabilities.

        We are subject to various federal, state and local environmental laws. These laws regulate our use, storage, disposal and management of hazardous substances and, wastes and can impose liability on property owners or operators for the clean-up of certain hazardous substances released on a property and any associated damage to natural resources without regard to whether the release was legal or whether it was caused by the property owner or operator. The presence of hazardous substances on our properties may adversely affect occupancy and our ability to develop or sell or borrow against those properties. In addition to potential liability for clean-up costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Various laws also impose liability for the clean-up of contamination at any facility (e.g., a landfill) to which we have sent hazardous substances for treatment or disposal, without regard to whether the materials were transported, treated and disposed in accordance with law.

        Our properties may be subject to other risks relating to current or future laws including laws benefiting disabled persons, and other state or local zoning, construction or other regulations. These laws may require significant property modifications in the future for which we may not have budgeted and could result in fines being levied against us. In addition, although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore a property which is damaged by a fire or other similar catastrophic event. The occurrence of any of these events could have an adverse impact on our cash flows and ability to make distributions to shareholders.

Our charter documents and applicable law may hinder any attempt to acquire us, which could discourage takeover attempts and prevent our shareholders from receiving a premium over the market price of our stock.

        Provisions of our articles of incorporation and bylaws could inhibit changes in control.    A change of control of our company could benefit shareholders by providing them with a premium over the then-prevailing market price of the stock. However provisions contained in our articles of incorporation and bylaws may delay or prevent a change in control of our company. These provisions, discussed more fully below, are:

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  staggered board of directors;

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  ownership limitations for tax purposes;

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  the board of director's ability to issue additional common stock and preferred stock without shareholder approval; and

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  shareholder rights plan.

        Our board of directors is staggered into three separate classes.    The board of directors of our company is divided into three classes. The terms of the class I, class II and class III directors expire in 2004, 2005 and 2006, respectively. Our staggered board may deter changes in control because of the increased time period necessary for a third party to acquire control of the board.

        We have a share ownership limit for REIT tax purposes.    To remain qualified as a REIT for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals at any time during the last half of any taxable year. For this purpose, stock may be "owned" directly, as well as indirectly under certain constructive ownership rules, including, for example, rules that attribute stock held by one family member to another family member. To avoid violating this rule regarding share ownership limitations and maintain our REIT qualification, our articles of incorporation prohibit ownership by any single shareholder of more than 9.0% in value or number of shares of our common stock. Limitations on the ownership of preferred stock may also be imposed by us.

        The board of directors has the discretion to raise or waive this limitation on ownership for any shareholder if deemed to be in our best interest. To obtain a waiver, a shareholder must present the board and our tax counsel with evidence that ownership in excess of this limit will not affect our present or future REIT status.

        Absent any exemption or waiver, stock acquired or held in excess of the limit on ownership will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and the shareholder's rights to distributions and to vote would terminate. The shareholder would be entitled to receive, from the proceeds of any subsequent sale of the shares transferred to the charitable trust, the lesser of: the price paid for the stock or, if the owner did not pay for the stock, the market price of the stock on the date of the event causing the stock to be transferred to the charitable trust; and the amount realized from the sale.

        This limitation on ownership of stock could delay or prevent a change in control.

        We have a shareholder rights plan.    We adopted a shareholder rights plan which provides, among other things, that when specified events occur, our shareholders will be entitled to purchase from us a newly created series of junior preferred shares, subject to our ownership limit described below. The preferred share purchase rights are triggered by the earlier to occur of (1) ten days after the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 17% or more of our outstanding shares of common stock or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 17% or more of our outstanding common stock. The preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

        Certain provisions of Maryland law could inhibit changes in control.    Certain provisions of the Maryland General Corporation Law, which we refer to as the Maryland corporation law, may have the effect of inhibiting a third party from making an acquisition proposal for our company or of impeding a change in control of our company under circumstances that otherwise could provide the holders of securities with the opportunity to realize a premium over the then-prevailing market price of such securities. We have opted out of these provisions of the Maryland corporation law, but our board of directors may elect to adopt these provisions in the future. See "Certain Anti-takeover Provisions of Maryland Law" beginning on page 25 of this prospectus.

Future issuances of common stock and preferred stock could dilute existing shareholders' interests.

        Our articles of incorporation authorize our board of directors to issue additional shares of common stock and preferred stock without shareholder approval. Any such issuance could dilute our existing shareholders' interests. Also, any future series of preferred stock may have voting provisions that could delay or prevent a change of control.

Changes in market conditions could adversely affect the market price of our common stock.

        As with other publicly traded equity securities, the value of our common stock depends on various market conditions which may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

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  the extent of your interest in us;

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  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our financial performance; and

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  general stock and bond market conditions.

        The market value of our common stock is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash dividends. Consequently, our common stock may trade at prices that are higher or lower than our net asset value per share of common stock. If our future earnings or cash dividends are less than expected, it is likely that the market price of our common stock will diminish.

Market interest rates may have an effect on the value of our common stock.

        One of the factors that you may consider important in deciding whether to buy or sell shares of a REIT is the dividend with respect to such REIT's shares as a percentage of the price of such shares, relative to market interest rates. If market interest rates go up, prospective purchasers of shares of our common stock may expect a higher distribution rate on our common stock. Higher market interest rates would not, however, result in more funds for us to distribute and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

There are potential conflicts of interest between us and Mr. Green.

        There is a potential conflict of interest relating to the disposition of the property contributed to us by Stephen L. Green, and his family. Mr. Green serves as a chairman of our board of directors and is our Chief Executive Officer. As part of our formation, Mr. Green contributed appreciated property, with a net book value of $73.4 million, to the operating partnership in exchange for units of interest in the operating partnership. He did not recognize any taxable gain as a result of the contribution. The operating partnership, however, took a tax basis in the contributed property equal to that of the contributing unitholder. The fair market value of the property contributed by him exceeded his tax basis by approximately $34.0 million at the time of contribution. The difference between fair market value and tax basis at the time of contribution represents a built-in gain. If we sell a property in a transaction in which a taxable gain is recognized, for tax purposes the built-in gain would be allocated solely to him but not to us. As a result, Mr. Green has a conflict of interest if the sale of a property which he contributed is in our best interest but not his.

        There is a potential conflict of interest relating to the refinancing of indebtedness allocated to Mr. Green. Mr. Green would recognize gain if he were to receive a distribution of cash from the operating partnership in an amount that exceeds his tax basis in his partnership units. His tax basis includes his share of debt, including mortgage indebtedness, owed by the operating partnership. If the operating partnership were to retire such debt, then he would experience a decrease in his share of liabilities which, for tax purposes, would be treated as a distribution of cash to him. To the extent the deemed distribution of cash exceeded his tax basis, he would recognize gain.

Limitations on our ability to sell or reduce the indebtedness on specific mortgaged properties could adversely affect the value of the stock.

        We have agreed to restrictions relating to future transactions involving 673 First Avenue and 470 Park Avenue South. During the period of time that these restrictions apply, our ability to manage or use these properties in a manner that is in our overall best interests may be impaired. In particular, these restrictions could preclude us from participating in major transactions otherwise favorable to us if a disposition of these restricted assets is required. These restrictions may also inhibit a change in control of our company even though a disposition or change in control might be in the best interests of the shareholders.

        Specifically, we have agreed not to sell our interest in these properties until August 20, 2009 without the approval of unitholders holding at least 75% of the units issued in consideration for these properties. The current gross carrying value of the commercial real estate of these properties totaled $87.1 million at September 30, 2003. We have also agreed not to reduce the mortgage indebtedness ($35.0 million at September 30, 2003), other than pursuant to scheduled amortization, on 673 First Avenue until one year prior to its maturity date without the same consent. In addition, we are obligated to use commercially reasonable efforts to refinance this mortgage prior to its maturity date in an amount not less than the principal amount outstanding on the maturity date. With respect to 673 First Avenue, Stephen Green controls at least 75% of the units whose approval is necessary. With respect to 470 Park Avenue South, Stephen Green controls at least 65% of the units whose approval is necessary. Finally, during this period, we may not incur debt secured by any of these properties if the amount of our new debt would exceed the greater of 75% of the value of the property securing the debt or the amount of existing debt being refinanced plus associated costs. The maturity date for the mortgage loan for 673 First Avenue is February 11, 2013.

        In addition, on May 15, 2002, we acquired the property located at 1515 Broadway, New York, New York. Under a tax protection agreement established to protect the limited partners of the partnership that transferred 1515 Broadway to us, we have agreed not to take certain action that would adversely affect the limited partners' tax positions before December 31, 2011. We also acquired the property located at 220 East 42nd Street, New York, New York, on February 13, 2003 and condominium interests in the property located at 125 Broad Street, New York, New York on March 28, 2003. We have agreed not to take certain action that would adversely affect the tax positions of certain of the partners who held interests in these properties prior to the acquisitions for a period of seven years, in the case of 220 East 42nd Street, and a period of three years, in the case of 125 Broad Street, after the respective acquisitions.

        In connection with future acquisitions of interests in properties, we may agree to similar restrictions on our ability to sell or refinance the acquired properties with similar potential adverse consequences.

We face potential conflicts of interest.

        Members of management may have a conflict of interest over whether to enforce terms of agreements with entities in which senior management, directly or indirectly, has an interest.    Two entities owned by one of Mr. Green's sons, First Quality Maintenance, L.P. and Classic Security LLC, currently provide cleaning, exterminating and security services to all of our office properties, with the exception of cleaning services at one property. Our company and our tenants accounted for approximately 31.0% of First Quality Maintenance, L.P.'s 2002 total revenue and 47.0% of Classic Security LLC's 2002 total revenue. In addition, Bright Star Courier, LLC, a messenger service company owned by one of Mr. Green's sons, has provided messenger services at two of our properties since May 1, 2002. We accounted for approximately 17.0% of Bright Star Courier, LLC's 2002 total revenue. While the contracts pursuant to which these services are provided are reviewed annually by our board of directors, they are not the result of arm's length negotiations and, therefore, there can be no assurance that the terms and conditions are not less favorable than those which could be obtained from third parties providing comparable services.

        Members of management may have a conflict of interest over whether to enforce terms of senior management's employment and noncompetition agreements.    Stephen Green, Marc Holliday, Michael Reid, Andrew Levine, Thomas Wirth and Gerard Nocera entered into employment and noncompetition agreements with us pursuant to which they have agreed not to engage in the acquisition, development or operation of office real estate in the New York City metropolitan area. For the most part these restrictions apply to the executive both during his employment and for a period of time thereafter. Each executive is also prohibited from otherwise disrupting or interfering with our business through the solicitation of our employees or clients or otherwise. To the extent that we choose to enforce our rights under any of these agreements, we may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than we otherwise might because of our desire to maintain our ongoing relationship with the individual involved. Additionally, the non-competition provisions of these agreements despite being limited in scope and duration, could be difficult to enforce, or may be subject to limited enforcement, should litigation arise over them in the future. Mr. Green has interests in two properties in Manhattan which are exempt from the non-competition provisions of his employment and non-competition agreement.

Our failure to qualify as a REIT would be costly.

        We believe we have operated in a manner to qualify as a REIT for federal income tax purposes and intend to continue to so operate. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of factual matters and circumstances. These matters, some of which may not be totally within our control, can affect our qualification as a REIT. For example, to qualify as a REIT, at least 95% of our gross income must come from designated sources that are listed in the REIT tax laws. We are also required to distribute to shareholders at least 90% of our REIT taxable income excluding capital gains. The fact that we hold our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service, which we refer to as the IRS, might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible for us to remain qualified as a REIT.

        If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS grants us relief under specific statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to shareholders. This would likely have a significant adverse effect on the value of our securities. In addition, the REIT tax laws would no longer require us to make any distributions to shareholders.

New tax legislation reduces tax rates for dividends paid by non-REIT corporations.

        Under legislation recently enacted, the maximum tax rate on dividends to individuals has generally been reduced from 38.6% to 15% (from January 1, 2003 through December 31, 2008). The reduction in rates on dividends is generally not applicable to dividends paid by a REIT except in limited circumstances that we do not contemplate. Although this legislation will not adversely affect the taxation of REITs or dividends paid by REITs, the favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of non-REIT corporations that pay dividends as relatively more attractive than stocks of REITs. It is not possible to predict whether such a change in perceived relative value will occur or what the effect, if any, this legislation will have on the market price of our stock.

We are dependent on external sources of capital.

        Because of distribution requirements imposed on us to qualify as a REIT, it is not likely that we will be able to fund all future capital needs, including acquisitions, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. In addition, we anticipate having to raise money in the public equity and debt markets with some regularity, and our ability to do so will depend upon the general conditions prevailing in these markets. Recent conditions have demonstrated that conditions may exist which effectively prevent us, and REITs in general, from accessing these markets. Moreover, additional equity offerings may result in substantial dilution of our shareholders' interests, and additional debt financing may substantially increase our leverage.

We face competition.

        The leasing of real estate is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. We directly compete with all lessors and developers of similar space in the areas in which our properties are located. Demand for retail space has been impacted by the recent bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry which could adversely affect the ability of our company to attract and retain tenants.

        Our office building properties are concentrated in highly developed areas of midtown Manhattan. Manhattan is the largest office market in the United States. The number of competitive office properties in Manhattan could have a material adverse effect on our ability to lease office space at our properties, and on the effective rents we are able to charge. These competing properties may be newer or better located. In addition, we may compete with other property owners (including other REITs that currently invest in markets other than Manhattan) that are willing to acquire properties in transactions that are more highly leveraged than we are willing to undertake and therefore, our ability to make future acquisitions may be limited.

Loss of our key personnel could harm our operations.

        We are dependent on the efforts of Stephen L. Green, our chairman and chief executive officer, and Marc Holliday, our president. A loss of the services of either of these individuals could adversely affect our operations.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This document and the documents that are incorporated by reference herein contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward-looking statements by the use of forward-looking expressions such as "may," "will," "should," "expect," "believe," "anticipate," "estimate," "intend," "project," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include those listed under "Risk Factors" beginning on page 2 of this prospectus and the following:

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  general economic or business conditions, either nationally or in New York City, being less favorable than expected;

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  reduced demand for office space;

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  risks of real estate acquisitions;

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  availability and creditworthiness of prospective tenants;

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  adverse changes in the real estate markets, including decreasing rental revenue and increased insurance costs;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  market interest rates could adversely affect the market price for our common stock, as well as our performance and cash flow;

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  our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes, our operating partnership's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain or our subsidiaries to qualify as Taxable REIT Subsidiaries (as defined below) for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

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  competition with other companies;

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  the continuing impact of the September 11, 2001 terrorist attacks on the national, regional and local economies including, in particular, the New York City area and our tenants;

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  legislative or regulatory changes adversely affecting REITs and the real estate business; and

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  environmental and/or safety requirements.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statement.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, we intend to contribute the net proceeds from the sale of the securities offered hereby to our operating partnership, which would use such net proceeds for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Further details relating to the use of the net proceeds will be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        Our ratios of earnings to combined fixed charges and preferred stock dividends are as follows:

			Year Ended December 31,
	Nine Months Ended September 30, 2003
			2002		2001		2000		1999		1998
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	2.15	x	2.12	x	1.96	x	1.97	x	1.68	x	1.81	x

(1)
We filed a Current Report on Form 8-K on December 3, 2003 (the "Form 8-K") restating our historical financial statements in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). During 2003, we sold certain properties and in compliance with SFAS 144 have reported revenue, expenses and gain on sale from these properties as income from discontinued operations for each period presented in our quarterly reports filed since the date of the sales (including the comparable period of the prior year). The rules and regulations of the SEC applicable to us require that we reclassify the reported revenue, expenses and gain on sale from these properties as income from discontinued operations in our annual financial statements for each of the three years shown in our Annual Report on Form 10-K for the year ended December 31, 2002, if those financials are incorporated by reference in subsequent filings with the SEC under the Securities Act of 1933, as amended, even though those financial statements related to a period prior to the date of the respective sales. The ratios in the above table reflect the restatement of our historical financials that will be included in the Form 8-K.

        The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, our (x) earnings consist of income or loss from continuing operations plus distributions from unconsolidated joint ventures, and exclude gains or losses from sale of property, cumulative effect of changes in accounting principles plus fixed charges and (y) fixed charges consist of interest expense including the amortization of debt issuance costs, rental expense deemed to represent interest expense and preferred dividends paid on our 8.0% Series A convertible, cumulative preferred stock. We converted our 8.0% Series A convertible, cumulative preferred stock on September 30, 2003.

DESCRIPTION OF COMMON STOCK

General

        Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, $.01 par value per share. Subject to the provisions of the articles of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. On September 30, 2003, there were 35,876,112 shares of common stock outstanding.

        All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the articles of incorporation regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the articles of incorporation regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of Our Articles of Incorporation

        The articles of incorporation authorize our board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of shareholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The use of a staggered board may delay or defer a change in control of our company or removal of incumbent management.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% in value of our outstanding common stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our board of directors has adopted, and the shareholders prior to the initial public offering approved, a provision in the articles of incorporation restricting the ownership or acquisition of shares of our capital stock. See "Restrictions on Ownership of Capital Stock" beginning on page 27 of this prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

General

        Our articles of incorporation provides that we may issue up to 25,000,000 shares of preferred stock, $.01 par value per share. On September 30, 2003, there were no shares of preferred stock outstanding.

        In February 2000, our board of directors authorized a dividend of one preferred share purchase right for each outstanding share of common stock under a shareholder rights plan. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series B junior participating preferred stock. The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner that causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective acquirer willing to make an offer at a price that is fair and not inadequate and otherwise in our best interest and in the best interest of our stockholders. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, redeem the outstanding rights at a specified redemption price. A complete description of the rights to purchase shares of our Series B junior participating preferred stock is set forth in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission, or the SEC, on May 16, 2000, and is incorporated herein by reference.

        The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws and any applicable articles supplementary to the articles of incorporation designating terms of a series of preferred stock.

        The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our board of directors does not have this intention at the present time, it could establish another series of preferred stock, in addition to the Series B junior participation stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

        Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred stock will, when issued, be fully paid and nonassessible by us and will have no preemptive rights.

        Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

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  The title and stated value of the preferred stock;

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  The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

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  The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

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  The date from which dividends on the preferred stock shall accumulate, if applicable;

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  The procedures for any auction and remarketing, if any, for the preferred stock;

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  The provision for a sinking fund, if any, for the preferred stock;

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  The provision for redemption, if applicable, of the preferred stock;

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  Any listing of the preferred stock on any securities exchange;

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  The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

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  The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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  Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of our company as a REIT;

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  A discussion of federal income tax considerations applicable to the preferred stock; and

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  Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

          (a)   senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

          (b)   on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

          (c)   junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of this series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred stock are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of this series for any period unless:

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  if this series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

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  if this series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of this series.

        When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of this series, all dividends declared upon the preferred stock of this series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of this series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of this series and the other series of preferred stock which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of this series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

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  by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; or

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  redemptions for the purpose of preserving our status as a REIT.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of this series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series. In addition, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of this series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

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  the redemption date;

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  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

  •
  the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

        If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aide by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of this series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

        Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

        Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, or at the next annual meeting of shareholders, and at each subsequent annual meeting until (a) if this series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if this series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors.

        Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of this series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with this series voting separately as a class:

          (a)   authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into this series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of this series of preferred stock; or

          (b)   amend, alter or repeal the provisions of the articles of incorporation or the designating amendment for this series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of this series of preferred stock or the holders thereof;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as this series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of this series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of this series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of this series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of this series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Shareholder Liability

        As discussed above under "Description of Common Stock—General," applicable Maryland law provides that no shareholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

        As discussed below under "Restrictions on Ownership of Capital Stock," for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to REITs and is very complex. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

        The Registrar and Transfer Agent for the preferred stock is The Bank of New York.

CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW

        The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law.

Business Combinations

        Under the Maryland corporation law, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as described in the Maryland corporation law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland corporation law do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

        Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the Maryland corporation law and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

        The Maryland corporation law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:(i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise, or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third, (ii) one-third, or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses of a special meeting), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except control shares for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Pursuant to the statute, our board of directors has by resolution opted out of the control share provisions of the Maryland corporation law, but our board of directors may elect to adopt these provisions of the Maryland corporation law in the future.

Anti-Takeover Effect of Certain Provisions of Maryland Law

        The business combination provisions and the control share acquisition provisions of the Maryland corporation law could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

Excess Stock

        Our articles of incorporation provide that we may issue up to 75,000,000 shares of excess stock, par value $.01 per share. For a description of excess stock, See "—Restrictions on Ownership" below.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our shareholders.

        In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our shareholders, our articles of incorporation, subject to exceptions, provide that no shareholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the "Ownership Limit," of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. See "Description of Preferred Stock—Restrictions on Ownership" beginning on page 24 of this prospectus. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

        Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our articles of incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-shareholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the articles of incorporation shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee shareholder and to the charitable beneficiary as described herein. The original transferee-shareholder shall receive the lesser of (a) the price paid by the original transferee-shareholder for the shares of capital stock that were converted into excess stock or, if the original transferee-shareholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed in the same manner as proceeds of a sale of excess stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-shareholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

        In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (a) the price initially paid for the shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for the shares, the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the date we elect to purchase the shares. We may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date the board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each shareholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material federal income tax consequences that are generally applicable to prospective holders of the offered securities. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

        The information in this section and the opinions of Solomon and Weinberg LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders' respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of SL Green

        We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Solomon and Weinberg LLP, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our method of operation enables us to meet the requirements for qualification and taxation as a REIT. This opinion is based on factual representations relating to the organization and operation of SL Green, the operating partnership, their respective subsidiaries, and factual representations relating to our continued efforts to comply with the various REIT tests. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests imposed under the Code. Solomon and Weinberg LLP will not review compliance with these tests on a continuing basis. See "Failure to Qualify" below.

        The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income and excise tax in specific circumstances, including the following:

  •
  we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, other than retained capital gains as discussed below.

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  we may be subject to the alternative minimum tax on our items of tax preference.

  •
  if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

  •
  if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

  •
  if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which 90% of our gross income (other than income from prohibited transactions) exceeds our gross income qualifying under the 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

  •
  if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  •
  if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, such gain will be subject to tax at the highest regular corporate rate applicable.

  •
  if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's length dealing, or to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts.

  Requirements for Qualification

        The Code defines a REIT as a corporation, trust, or association:

          (a)   that is managed by one or more trustees or directors;

          (b)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

          (c)   that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

          (d)   that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

          (e)   the beneficial ownership of which is held by 100 or more persons;

          (f)    during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

          (g)   that meets other tests, described below, regarding the nature of its income and assets.

        The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our articles of incorporation include restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See "Restrictions on Ownership of Capital Stock" beginning on page 27 of this prospectus.

        If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by the operating partnership is generally disregarded as a separate entity for federal income tax purposes.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of the operating partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        Income Tests.    In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying net income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant.

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property.

  •
  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that we receive for providing these services will constitute rents from real property.

        Asset Tests.    In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

  •
  at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by the operating partnership or any partnerships in which the operating partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of SL Green, cash, cash items and government securities;

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  no more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

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  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain "straight debt" securities).

        We own approximately 55% of the stock of each of One Park Avenue Realty Corp., 1250 Broadway Realty Corp. and 1515 Broadway Realty Corp., each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.

        A "Taxable REIT Subsidiary" is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm's length. The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate.

        After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of the operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause the operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

        Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

        This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in the offered stock.

  U.S. Stockholders

        As used herein, the term U.S. Stockholder means a stockholder who is a U.S. Person. A U.S. Person is defined as a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, specific trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock. If we elect to retain and pay income tax on any net capital gain, U.S. Stockholders would include in their income as capital gain their proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of the stock. To the extent that such distributions exceed a U.S. Stockholder's adjusted basis in the stock, such distribution will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

        Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

        Sale or Exchange.    In general, a U.S. Stockholder realizes capital gain or loss on the sale or exchange of the stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder's adjusted basis in the stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for at least one year, any gain realized would be subject to tax rates applicable to long-term capital gains.

        Recent Tax Legislation.    Under legislation recently enacted, the maximum tax rate on long-term capital gains to individuals has generally been reduced from 20% to 15% (from May 6, 2003 through December 31, 2008) and the maximum tax rate on dividends to individuals has generally been reduced from 38.6% to 15% (from January 1, 2003 through December 31, 2008). The reduction in long-term capital gain rates will generally be applicable to sales of stock of a REIT and capital gain dividends received from a REIT (except to the extent representing real estate depreciation recapture, which continues to be taxed at a 25% rate). For capital gain dividends attributable to our capital gains for periods prior to May 6, 2003, non-corporate U.S. stockholders may continue to be taxed at a 20% rate with respect such dividends. The reduction in rates on dividends is generally not applicable to dividends paid by a REIT except in limited circumstances that we do not contemplate.

        Backup Withholding.    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

        An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with their correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Stockholders federal income tax liability, provided the U.S. Stockholder furnishes the required information to the IRS.

  Taxation of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from our stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a). In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20).

  Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which are referred to collectively as Non-U.S. Stockholders are complex and no attempt will be made herein to provide more than a limited summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the stock, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of the stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

        Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

        Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend.

        Sale or Exchange of Stock.    Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under FIRPTA if we are a domestically controlled REIT. A REIT is a "domestically controlled REIT" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

        Although we anticipate that we will qualify as a domestically controlled REIT, we cannot assume that we will continue to so qualify. If we were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in us. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

Other Tax Considerations

  Effect of Tax Status of Operating Partnership and Other Entities on REIT Qualification

        All of our significant investments are held through the operating partnership. The operating partnership may hold interests in properties through property-owning entities. The operating partnership and the property-owning entities, as well as SL Green Management LLC, involve special tax considerations. These tax considerations include:

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  allocations of income and expense items of the operating partnership and the property-owning entities, which could affect the computation of taxable income of SL Green;

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  the status of the operating partnership, the property-owning entities and SL Green Management LLC as partnerships or entities that are disregarded as entities separate from their owners as, opposed to associations taxable as corporations, for income tax purposes, and

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  the taking of actions by the operating partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

        In the opinion of Solomon and Weinberg LLP, based on the factual representations by our company and the operating partnership, as set forth in the first paragraph of this section, for federal income tax purposes, the operating partnership will be treated as a partnership and neither SL Green Management LLC nor any of the property-owning entities will be treated as an association taxable as a corporation (other than a corporation qualified to make a REIT election). If, however, the operating partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

        The partnership agreement requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of the operating partnership through its rights as the sole general partner of the operating partnership.

  Tax Allocations with Respect to the Properties

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference." Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was funded by way of contributions of appreciated property to the operating partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations."

        The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. The operating partnership generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to SL Green and other partners who did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if the operating partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in the operating partnership. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

        Interests in the properties purchased by the operating partnership for cash simultaneously with or subsequent to our admission to the operating partnership initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our preferred stock.

Tax Shelter Reporting

        Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Federal Estate Taxes

        In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State and Local Tax

        SL Green and our stockholders may be subject to state and local tax in states and localities in which it does business or owns property. Our tax treatment and the tax treatment of the stockholders in such jurisdictions may differ from the federal income tax treatment described above.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933, as amended.

        Any securities issued hereunder (other than common stock and preferred stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        The underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon by Clifford Chance US LLP, New York, New York and the legal matters described under "Material Federal Income Tax Consequences" will be passed upon by Solomon and Weinberg LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K and the restated consolidated financial statements appearing in our Current Report on Form 8-K dated December 3, 2003 for the year ended December 31, 2002 and the statement of revenues and certain expenses of 220 News Building for the year ended December 31, 2001 appearing in our Current Report on Form 8-K dated February 21, 2003 as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference, respectively, in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2002
Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2003
Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended June 30, 2003
Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended September 30, 2003
Quarterly Report on Form 10-Q/A (File No. 1-13199)	Quarter ended June 30, 2003
Quarterly Report on Form 10-Q/A (File No. 1-13199)	Quarter ended September 30, 2003
Filed
Current Reports on Form 8-K and 8-K/A (File No. 1-13199)	February 21, 2003 September 17, 2003 December 3, 2003
Filed
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 1, 2003
Filed
Description of our common stock in Registration Statement on Form 8-A (File No. 1-13199)	July 21, 1997
Description of the rights to purchase shares of our Series B junior participating preferred stock in Registration Statement on Form 8-A (File No. 1-13199)	March 16, 2000

        All documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

        If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

5,600,000 Shares

7.625% Series C Cumulative
Redeemable Preferred Stock

PROSPECTUS SUPPLEMENT

Wachovia Securities

A.G. Edwards & Sons, Inc.
Deutsche Bank Securities
Legg Mason Wood Walker
Incorporated

Lehman Brothers
McDonald Investments Inc.
Raymond James

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FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
PROSPECTUS SUPPLEMENT SUMMARY
SL Green Realty Corp.
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This Offering
RISK FACTORS
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USE OF PROCEEDS
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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DESCRIPTION OF SERIES C PREFERRED STOCK
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
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INFORMATION ABOUT SL GREEN
RISK FACTORS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
USE OF PROCEEDS
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW
RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
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EXPERTS
WHERE YOU CAN FIND MORE INFORMATION